     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998

                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             CHECK INTO CASH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                                             62-1666096
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            224 NORTH OCOEE STREET
                                 P.O. BOX 550
                        CLEVELAND, TENNESSEE 37364-0550
                                (423) 479-2400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                             J. SAMUEL CHOATE, JR.
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             CHECK INTO CASH, INC.
                            224 NORTH OCOEE STREET
                                 P.O. BOX 550
                        CLEVELAND, TENNESSEE 37364-0550
                           TELEPHONE: (423) 479-2400
                           FACSIMILE: (423) 559-1099
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
          DAVID E. BROWN, JR.                     STEVEN R. FINLEY
          MICHAEL R. MCALEVEY                GIBSON, DUNN & CRUTCHER LLP
           ALSTON & BIRD LLP                       200 PARK AVENUE
          ONE ATLANTIC CENTER                 NEW YORK, NEW YORK 10166
      1201 WEST PEACHTREE STREET              TELEPHONE: (212) 351-4000
      ATLANTA, GEORGIA 30309-3424             FACSIMILE: (212) 351-4035
       TELEPHONE: (404) 881-7000
       FACSIMILE: (404) 881-4777

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effectiveness of this registration statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                      PROPOSED
                                                      MAXIMUM
                                                     AGGREGATE      AMOUNT OF
              TITLE OF EACH CLASS OF                  OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                PRICE(1)         FEE
-------------------------------------------------------------------------------
Common Stock, $.01 par value per share...........   $50,000,000      $14,750

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o).

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 31, 1998

PROSPECTUS

                                       SHARES

                          [LOGO] CHECK INTO CASH, INC.

                                  COMMON STOCK

                                  -----------

  Of the shares of common stock, par value $0.01 (the "Common Stock") offered
hereby (the "Offering"),      shares are being sold by Check Into Cash, Inc.
("Check Into Cash" or the "Company") and      shares are being sold by Sirrom
Capital Corporation ("Sirrom" or the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will receive no proceeds from the sale of shares by the Selling Stockholder. See "Use of Proceeds."

  Prior to the Offering, there has been no public trading market for the Common Stock, and there can be no assurance that any active trading market will develop. It currently is anticipated that the initial public offering price
will be between $    and $    per share. See "Underwriting" for information
relating to the determination of the initial public offering price.

  The Company has applied for the Common Stock to be approved for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "CHEK."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     PROCEEDS TO
                                  PRICE TO  UNDERWRITING PROCEEDS TO   SELLING
                                   PUBLIC   DISCOUNT(1)  COMPANY(2)  STOCKHOLDER
--------------------------------------------------------------------------------
Per Share......................
--------------------------------------------------------------------------------
Total(3).......................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.
(2) Before deducting expenses of the Offering payable by the Company estimated
    at $   .
(3) The Company has granted the Underwriters an option, exercisable within 30
    days from the date hereof, to purchase up to      additional shares of
    Common Stock at the Price to Public per share, less the Underwriting Discount, solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company and Proceeds to Selling
    Stockholder will be $   , $   , $    and $   , respectively. See
    "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates representing the shares of Common
Stock will be made against payment on or about     , 1998 at the office of CIBC
Oppenheimer Corp., CIBC Oppenheimer Tower, World Financial Center, New York, New York 10281.

                                  -----------

CIBC OPPENHEIMER                                             J.C. BRADFORD & CO.

                                      , 1998

                 [U.S. MAP SHOWING THE COMPANY'S COVERAGE AREA]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, all references to the "Company" or "Check Into Cash" include Check Into Cash, Inc. and its subsidiaries. All information contained herein reflects the 1,000-for-1 stock split effected on May 12, 1997 and a 7.49-for-1 stock split that will be effected contemporaneously with the Offering and, except as otherwise noted, assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Check Into Cash, Inc. (the "Company") is a specialty financial services company that advances cash to its customers by cashing their personal checks and agreeing to hold the checks until they are redeemed by the customers or until a short holding period, typically less than 17 days, has expired. The Company targets customers who are currently employed and have an active checking account. To initiate a relationship with the Company, each customer is required to provide proof of income, proof of an active personal checking account, proof of residence and proper identification. The Company limits the amount of cash that it advances to customers to $300 per transaction and prohibits customers from having more than one outstanding transaction with the Company. The Company generally does not cash checks with a face amount exceeding 50.0% of the net "take-home" amount of the customer's next paycheck. In exchange for its service, the Company receives a fee ranging from approximately 11.5% to 18.0% of the face amount of the check.

  The Company believes that its customers have access to alternative sources of cash to satisfy their short-term financial needs but prefer the Company's simple, convenient, confidential service that enables customers to quickly obtain small amounts of short term cash, with payment due generally as of the date of the customers' next paycheck. In addition, management believes that the Company's customers prefer (i) to have the ability to redeem their checks rather than having them deposited and (ii) to pay the one-time flat fee charged by the Company as opposed to the ongoing finance charges associated with other alternatives. Moreover, because the Company does not require its customers to provide collateral or to satisfy traditional credit criteria, the Company believes that it eliminates the consumers' fear of credit denial. Management further believes that a primary reason for the growth in its business is the high cost of insufficient funds charges ("NSF") assessed by both banks and merchants and the high finance costs charged by financial service providers for small amounts of short-term cash.

  The Company's growth strategy is to open stores rapidly in middle income neighborhoods in high traffic shopping centers with a significant anchor tenant such as a supermarket or major discount retail store. The Company is also testing store locations in certain supermarkets, convenience stores and retail stores. Management targets particular geographic areas for development and seeks to develop all of the major, and many of the secondary, markets in that area in a "clustered" fashion that maximizes the effectiveness and efficiency of store opening processes, recruiting and training functions, and advertising and promotional efforts. The Company uses intensive employee training in customer service and targeted local advertising in order to build brand loyalty and customer awareness and to increase transaction volume.

  The Company commenced operations in June 1993 with one store and has expanded rapidly to a total of 266 stores at June 30, 1998. Revenues have increased substantially from $78,000 in 1993 to $21.4 million in 1997 and $21.2 million for the six months ended June 30, 1998. The Company's average store revenues from stores open for at least 12 months at the beginning of each of the following periods was $213,000 (two stores) in 1995, $255,000 (nine stores) in 1996, $233,000 (52 stores) in 1997 and $132,000 (63 stores) for the six months ended June 30, 1998. During the six months ended June 30, 1998, the Company completed 652,000 transactions attributable to 120,000 customers. As of June 30, 1998, the Company had approximately 67,000 held checks with an aggregate outstanding balance of $15.4 million. The Company incurred bad debt expense of $1,826 for 1993 (2.3% of revenues), $50,976 for 1994 (5.2% of revenues),
$113,931 for 1995 (3.1% of revenues), $438,551
for 1996 (4.3% of revenues), $1.2 million for 1997 (5.6% of revenues) and $1.1 million (5.3% of revenues) for the six months ended June 30, 1998. Charge-offs, net, for such periods were $2,000 for 1993, $ 39,000 for 1994, $72,000 for
1995, $357,000 for 1996, $1.1 million for 1997 and $1.1 million for the six months ended June 30, 1998.

  The Company was incorporated in Delaware on December 23, 1996. The mailing address of its principal executive office is 224 North Ocoee Street, P.O. Box 550, Cleveland, Tennessee 37364-0550, and its telephone number is (423) 479-2400.

                                  THE OFFERING

Common Stock offered by the Company..      shares
Common Stock offered by the Selling        shares(1)
 Stockholder.........................
Common Stock to be outstanding after       shares(2)
 the Offering........................
Use of proceeds by the Company.......  Repay certain indebtedness, pay S corporation dividends and for working
                                       capital and general corporate purposes,
                                       including the opening of new stores. See
                                       "Use of Proceeds."
Proposed Nasdaq National Market sym-   CHEK
 bol.................................

--------
(1) See "Principal and Selling Stockholders."
(2) Excludes shares that will be subject to outstanding warrants following completion of the Offering and 561,750 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1997 Long-Term Incentive Plan, of which options to purchase 364,344 shares of Common Stock had been granted at June 30, 1998 at a weighted average exercise price of $6.95 per share. See "Management--Incentive Plan," "Shares Eligible for Future Sale" and Note 7 to the Company's Consolidated Financial Statements.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                                            SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                                JUNE 30,
                          ----------------------------------------------------------     -----------------------
                            1993       1994        1995        1996         1997            1997        1998
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $  77,743  $ 980,048  $3,715,056  $10,252,085  $21,446,588     $8,007,852  $21,241,222
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
Store expenses:
 Salaries and bene-
  fits..................     15,851    202,585     783,615    2,374,450    5,031,970      2,068,250    4,715,050
 Occupancy..............      7,363     70,416     401,322    1,017,438    2,470,382        980,536    2,505,996
 Bad debt expense.......      1,826     50,976     113,931      438,551    1,196,469        213,839    1,135,456
 Other store expenses...     21,513    161,582     838,674    1,468,739    4,398,982      1,834,609    3,869,307
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
   Total store ex-
    penses..............     46,553    485,559   2,137,542    5,299,178   13,097,803      5,097,234   12,225,809
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
General and administra-
 tive expenses:
 Legal and professional
  expenses..............        --      15,466      49,222      266,073    3,192,732 (1)    454,633      561,102
 Other general and
  administrative
  expenses..............        --     201,269     612,075    2,306,986    5,406,352      1,948,178    4,630,223
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
  Total general and
   administrative
   expenses.............        --     216,735     661,297    2,573,059    8,599,084      2,402,811    5,191,325
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
Interest expense, net...        --      15,590      36,649      124,217      621,452        194,568      620,443
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
Income (loss) before in-
 come taxes.............     31,190    262,164     879,568    2,255,631     (871,751)       313,239    3,203,645
Provision for (benefit
 from) income taxes.....      1,958     46,080     346,540      515,109     (594,236)       200,636    1,082,515(2)
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
Net income (loss).......  $  29,232  $ 216,084  $  533,028  $ 1,740,522  $  (277,515)    $  112,603  $ 2,121,130
                          =========  =========  ==========  ===========  ===========     ==========  ===========
Historical net income
 (loss) per share:
 Basic..................  $     --   $    0.02  $     0.06  $      0.19  $     (0.03)    $     0.01  $      0.23
                          =========  =========  ==========  ===========  ===========     ==========  ===========
 Diluted................  $     --   $    0.02  $     0.06  $      0.19  $     (0.03)    $     0.01  $      0.22
                          =========  =========  ==========  ===========  ===========     ==========  ===========
Weighted average common
 shares outstanding--
 basic..................  8,988,000  8,988,000   8,988,000    8,988,000    9,123,929      8,988,000    9,257,640
                          =========  =========  ==========  ===========  ===========     ==========  ===========
Weighted average common
 shares outstanding--
 diluted................  8,988,000  8,988,000   8,988,000    9,060,084    9,123,929      9,475,247    9,778,397
                          =========  =========  ==========  ===========  ===========     ==========  ===========
PRO FORMA DATA(3):
Historical income (loss)
 before income taxes....                                                 $  (871,751)                $ 3,203,645
Pro forma provision for
 (benefit from) income
 taxes..................                                                    (331,265)                  1,217,385
                                                                         -----------                 -----------
Pro forma net income
 (loss).................                                                 $  (540,486)                $ 1,986,260
                                                                         ===========                 ===========
Pro forma earnings per
 share:
 Basic..................                                                 $                           $
                                                                         ===========                 ===========
 Diluted................                                                 $                           $
                                                                         ===========                 ===========
Weighted average common
 shares outstanding--
 basic..................
                                                                         ===========                 ===========
Weighted average common
 shares outstanding--
 diluted................
                                                                         ===========                 ===========
OPERATING DATA:
Stores open at beginning
 of period..............        --           2           9           52           69             69          176
Stores opened during pe-
 riod...................          2          7          43           20          107             53           91
Stores closed during pe-
 riod...................        --         --          --            (3)         --             --            (1)
                          ---------  ---------  ----------  -----------  -----------     ----------  -----------
Stores open at end of
 period.................          2          9          52           69          176            122          266
                          =========  =========  ==========  ===========  ===========     ==========  ===========
Held checks at end of
 period, net............  $  49,610  $ 455,719  $1,922,738  $ 3,466,898  $ 9,847,430     $5,000,455  $15,119,598
                          =========  =========  ==========  ===========  ===========     ==========  ===========
Number of held checks at
 end of period..........        374      1,683       9,728       19,012       45,871         26,255       67,195
                          =========  =========  ==========  ===========  ===========     ==========  ===========
Bad debt expense as a
 percentage of
 revenues...............        2.3%       5.2%        3.1%         4.3%         5.6%           2.7%         5.3%
                          =========  =========  ==========  ===========  ===========     ==========  ===========

                                            DECEMBER 31,                         JUNE 30, 1998
                         -------------------------------------------------- -----------------------
                          1993     1994     1995       1996        1997       ACTUAL    ADJUSTED(4)
                         ------- -------- --------- ----------- ----------- ----------- -----------
BALANCE SHEET DATA:
Working capital......... $25,911 $194,047 $ 459,387 $ 3,212,497 $ 9,124,337 $14,834,241
Property and equipment,
 net....................   2,861   58,872   287,036     645,859   2,184,527   3,032,223
Total assets............  70,585  595,062 2,590,388   6,114,331  15,925,011  23,169,506
Long-term debt, less
 current maturities.....     --       --        --      562,939   8,650,069  13,591,392
Total stockholders'
 equity.................  29,232  255,601   788,629   3,112,284   2,433,121   3,893,460

--------
(1) Includes nonrecurring charges of $2.2 million for the settlement of a class action lawsuit filed against the Company in Tennessee and related legal expenses of approximately $500,000. See "Business--Legal Proceedings."
(2) On January 1, 1998, in connection with the S corporation election of Creditcorp of Tennessee, Inc., a wholly-owned subsidiary of the Company, the Company eliminated approximately $709,000 of previously recognized net deferred federal tax benefits.
(3) Gives effect to the following in connection with the Company's termination of its S corporation status as if such termination occurred on January 1, 1997: (i) the estimated number of shares of Common Stock that would be required to be sold (at an assumed initial public offering price of $
    per share) to fund the $3.9 million S corporation distribution and (ii) the recognition of federal and state income taxes as if the Company had been a C corporation based on the effective tax rates that would have been in effect during the periods reported. See "Prior S Corporation Status."
(4) Adjusted to reflect the sale of           shares of Common Stock offered
    hereby by the Company at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom to reduce long-term debt by $13.9 million and to fund the $3.9 million S corporation distribution to be effected at the closing of the Offering. See "Prior S Corporation Status," "Use of Proceeds," and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should consider the following factors carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of, assumptions made by and information currently available to the Company's management. The words "expect," "estimate," "anticipate," "believe," "intend," "plan" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements.

GROWTH STRATEGY; ABILITY TO IMPLEMENT AND MANAGE GROWTH STRATEGY

  The Company has experienced substantial growth in recent years. The Company's failure or inability to implement and manage its growth strategy successfully may have a material adverse effect on the Company's business, operating results and financial condition. The Company's growth strategy, which is based on rapidly opening a large number of stores in selected markets, is subject to significant risks. In addition to expanding operations in its existing markets, the Company intends to enter new markets. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets through the opening of new stores or acquisitions. The Company's future expansion may be limited to those states that the Company believes have laws and regulations that are favorable to the Company's business. The Company may also compete for expansion opportunities with companies that have significantly greater financial and other resources than the Company. The Company's ability to execute its growth strategy will depend on a number of factors, including: (i) the ability to obtain adequate financing for expansion plans; (ii) the prevailing laws and regulatory environment of each state in which the Company operates or seeks to operate, which are subject to change at any time; (iii) the ability to adapt its infrastructure and systems to accommodate growth;
(iv) the ability to recruit, train and retain additional qualified personnel, particularly store managers; (v) the availability of suitable locations; and
(vi) the ability to obtain regulatory approvals or any government permits and licenses that may be required and other factors, some of which are beyond the control of the Company.

  There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's growth has placed significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. Additional expansion by the Company may further strain the Company's management, financial and other resources. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. In addition, there can be no assurance that the Company will be able to implement its business strategy profitably in geographic areas it does not currently serve. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy" and "Management."

LIQUIDITY AND ABILITY TO OBTAIN ADDITIONAL FINANCING

  The Company requires a substantial amount of cash to implement its business strategy, including, without limitation, cash to fund: held checks; operating costs such as payroll, occupancy, general and administrative expenses; start-up expenses of new stores; initial operating losses of new stores; and investments in capital equipment primarily for new stores. These cash requirements will increase as the number of stores increases. No assurance can be given that the Company will have access to the capital markets in the future for equity or debt financings or that financing through bank lines of credit or other means will be available on acceptable terms to satisfy the Company's cash requirements. The Company's inability to access the capital markets or obtain acceptable bank lines of credit or other financing could have a material adverse effect on the Company's business, operating results, financial condition and growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH OPENING NEW STORES

  The Company intends to grow primarily by opening new stores. Historically, opening new stores has involved losses over the initial period such stores are open. Stores opened during the year ended December 31, 1997 averaged 4.5 months for revenues to equal operating expenses. Moreover, for the year ended December 31, 1997, it averaged nine months for the Company to recapture the initial capital investment and operating losses incurred during the initial
4.5 month period. There can be no assurance, however, that new stores can be operated profitably within such time, if at all. Moreover, the start-up costs and the losses from initial operations attributable to each newly opened store place demands upon the Company's liquidity and cash flow, and there can be no assurance that the Company will be able to satisfy such demands. The opening of additional stores, individually or in the aggregate, may have a material adverse effect on the Company's business, operating results and financial condition. See "--Liquidity and Ability to Obtain Additional Financing" and "Business--Growth Strategy."

CREDIT RISK ASSOCIATED WITH CUSTOMERS; LACK OF COLLATERAL

  The Company does not perform a credit check on its customers and does not require that its customers provide collateral as security for their advances. As a result, the Company is more susceptible to the risk that its customers will not satisfy their repayment obligations than are consumer lenders or finance companies that have underwriting criteria and typically have collateral which they can repossess in the event of a borrower's default. In addition, because the Company's customers often have limited liquidity, there can be no assurance that customer funds will be available to redeem or honor checks cashed by the Company. There can be no assurance that the rate of delinquencies and defaults will not increase in the future.

MARKET ACCEPTANCE OF CASH ADVANCE SERVICES

  The operating success of the Company, like other participants in the cash advance industry, depends upon a number of factors, including consumer perception of the industry's role in the financial community, the regulatory environment for the industry's business and the market acceptance of its services. The Company believes that broad market acceptance of its services depends on several factors, including ease of use, price, access and quality of service, and the effectiveness of marketing efforts. There can be no assurance that the Company's services will achieve broad market acceptance. A decline in the demand for, or the failure to achieve broad market acceptance of, the Company's services would have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Market for Company's Service," "--Competition" and "--The Customer Transaction."

LITIGATION AND GOVERNMENT REGULATION

  Several lawsuits have challenged cash advance transactions as violating state usury laws, as unauthorized small loan lending, or as violations of consumer protection laws. There can be no assurance that the Company will not be materially adversely affected by litigation or consumer initiatives directed against the Company or the cash advance industry generally. Several states have also raised questions related to the proper regulatory framework for cash advance transactions. The Company's business is regulated in each state where it operates by state laws and regulations, including those governing consumer protection and, in some cases, lending practices (such as truth-in-lending and state usury laws), which are subject to change. These laws and regulations, among other things, establish licensing requirements, regulate the Company's credit approval and application procedures, establish maximum fees and late charges, require specified disclosures to customers, and govern collection practices. Any adverse change in or interpretation of existing laws or regulations or the failure to comply with any such laws and regulations could result in fines, class-action litigation or interruption or cessation of certain business activities of the Company. In Tennessee and North Carolina, the Company is regulated under laws that contain "sunset" provisions, pursuant to which such laws will expire, if not renewed or amended, in 1999 and 2001, respectively. In the event these laws are not renewed or amended, the Company's business will be unregulated in these states. Any of these events could have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that amendments to, or renewals of, such laws and regulations or new or more restrictive laws or regulations or interpretations thereof will not be adopted in the future which may make compliance more difficult or expensive, further limit or restrict fees and other charges, curtail the current operations of the Company, restrict the Company's ability to operate or otherwise materially adversely affect the Company's business, operating results and financial condition. See "Business-- Government Regulation."

GENERAL ECONOMIC RISK

  The risks associated with the Company's business may become more significant in an economic slowdown or recession. During periods of economic slowdown or recession, the Company may experience an increase in demand for its financial services and an increase in rates of delinquencies and frequency of losses. The Company's actual rates of delinquencies and frequency and severity of losses may be higher under adverse economic conditions than those experienced in the financial services industry generally due to several factors, including the Company's lack of credit requirements, the fact that each transaction is the result of a customer's short-term financial need, and the overall nature of the Company's business. Any sustained period of economic slowdown or recession could have a material adverse effect upon the Company's business, operating results and financial condition.

INHERENT RISKS OF CASH BUSINESS

  Since the Company's business requires it to maintain a significant supply of cash in each of its stores, the Company is subject to the risk of cash shortfalls resulting from employee errors and from theft by employees or third parties. There can be no assurance that cash shortfalls will not increase in future periods. See "Business--Organizational Structure and Procedures" and "--Management Information Systems."

RELIANCE ON INTERNAL CONTROLS

  Because the daily operations of each of the Company's stores, including decisions to advance cash, are managed by individual store managers, assistant managers and other on-site personnel, the Company's operations are dependent upon internal controls. There can be no assurance that these internal controls will result in sound employee decisions or prevent fraud, employee theft or other abuses. In addition, there can be no assurance that the Company's training program will result in the proper implementation and execution of any internal controls that the Company adopts. The Company's business, operating results and financial condition would be adversely affected to the extent that the Company's internal controls and training program prove to be inadequate or improperly implemented. See "Business--Organizational Structure and Procedures."

DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL

  The Company's success is largely dependent upon its executive officers and other key personnel, including W. Allan Jones, Jr., Chairman of the Board and Chief Executive Officer, Steve Scoggins, President and Chief Operating Officer, J. Samuel Choate, Jr., Executive Vice President and General Counsel, and Henry E. Ryan, Vice President-Development. The loss of one or more of these officers could have a material adverse effect on the Company's business, operating results and financial condition. The Company also believes that to be successful it must hire and retain highly qualified development and marketing personnel. The inability of the Company to locate, hire and retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. The Company's growth also will depend upon its ability to attract and retain additional skilled management personnel. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future. See "Management" and "Business--Employees."

CONCENTRATION OF BUSINESS IN CERTAIN STATES

  The Company's business is and will likely continue to be highly concentrated within certain states. As a result, the Company's business relies strongly upon the prevailing economic, demographic, regulatory, competitive, and other conditions within each state in which its operations are concentrated, and changes in these conditions within any such state could have an adverse impact on the Company's business, operating results and financial condition. For the six months ended June 30, 1998, approximately 60.6% of the Company's revenues were derived from stores located in Ohio, Tennessee, Indiana and California. There can be no assurance that the Company's business will not continue to become more concentrated in these states in the future. See "Business-- Stores."

COMPETITION

  In addition to other cash advance companies in its markets, the Company also competes with banks, credit card issuers, pawn shops, title pawn establishments and other financial services entities and retail businesses that provide short-term loans. The Company believes that the cash advance industry will become more competitive as the industry consolidates, and the Company could face additional competition as increasing numbers of traditional check cashers, pawn shops, commercial banks and other retail credit outlets add cash advance services and overdraft lines of credit to their financial product offerings. The entry of such competitors into the Company's markets could have a material adverse effect on the Company's business, operating results and financial condition. Commercial banks could also lower demand for the Company's services by reducing charges for insufficient funds fees. Some of the Company's competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than the Company. See "Business--Market for Company's Service" and "--Competition."

ACQUISITION RISKS

  Although the Company's growth strategy currently is not predicated on acquisitions, the Company may consider acquisitions of other companies in its industry. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions or integrate acquired businesses into its operations. Once integrated, acquired companies may not achieve levels of revenues, profitability or productivity comparable to those of the Company's existing locations or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. By acquiring another company, the Company may also become subject to litigation arising from the acquired company's operations prior to the acquisition, and, by virtue of its increased market share, the Company could become a more suitable target for class-action litigation brought by its cash advance customers. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. In addition, the value of Common Stock held by stockholders at the time of any acquisition may be diluted if the Company issues Common Stock to complete such acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Growth Strategy."

CONCENTRATION OF STOCK OWNERSHIP; VOTING CONTROL BY CERTAIN OFFICERS

  Upon completion of the Offering, W. Allan Jones, Jr. and members of his family will beneficially own approximately % of the Common Stock outstanding
(approximately    % of the outstanding Common Stock assuming full exercise of the Underwriters' over-allotment option). As a result, Mr. Jones and his family, voting together, will be able to control, or at a minimum to exercise significant influence over, all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership also may have the effect of delaying or preventing a change in control of the Company. Purchasers in the Offering will become minority stockholders of the Company and will be unable to control the management or business policies of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock--Certain Provisions of the Certificate, Bylaws and Delaware Law."

ABSENCE OF PRIOR PUBLIC MARKET; OFFERING PRICE DETERMINED BY AGREEMENT

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined solely by negotiations among the Company and the representatives of the Underwriters and will not necessarily be related to the Company's book value, net worth or any other established criteria of value and may not be indicative of the market price for shares of Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price for the Common Stock.

VOLATILITY OF MARKET PRICE

  From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of financial services companies, and which may be unrelated to the operating performance of particular companies. General market conditions, including changes in interest rates, could substantially affect the market value of the Common Stock. Moreover, numerous other factors, such as government regulatory action, could have a significant impact on the future market price of the Common Stock. The market price of the Common Stock could be subject to significant fluctuation in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates by analysts, developments in the cash advance industry and general stock market conditions, as well as other factors. Any future shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Common Stock in any given period. The Company's financial performance may in the future experience substantial fluctuations as a consequence of industry patterns, general economic conditions and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales, or the availability for future sale, of a significant number of shares of Common Stock could adversely affect the prevailing market price
of the Common Stock. The   million shares offered hereby will be eligible for
immediate sale in the public market without restriction, except for any shares purchased in the Offering by "affiliates" of the Company, as such term is defined in Rule 144 of the Securities and Exchange Commission (the
"Commission"). Of the remaining    million shares of Common Stock which will
be outstanding upon the completion of the Offering, all shares held by the directors and executive officers of the Company, all beneficial owners of more than 5% of the Common Stock and Sirrom will be subject to 180-day lock-up agreements with the Underwriters. Following the expiration of the 180-day lock-up period, substantially all such shares of Common Stock will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Following the Offering, sales, or the availability for future sale, of a significant number of shares of Common Stock not only would have the potential to cause a material decrease in the trading price of the Common Stock but also could impair the future ability of the Company to raise capital at prices or on terms favorable to the Company.

  The warrants that Sirrom will hold following the Offering provide certain rights with respect to the registration under the Securities Act of 1933, as
amended (the "Securities Act"), of up to          shares of Common Stock
issuable upon exercise thereof. In the event the Company registers any of its Common Stock either for its own account or for the account of other securityholders, Sirrom is entitled to include such shares of Common Stock in the registration, subject to certain limitations. See "Description of Capital Stock--Warrants."

  Further, the Company intends to file a Registration Statement on Form S-8 as soon as practicable after the completion of the Offering to register 562,000 shares of Common Stock that are issuable upon the exercise of outstanding stock options or that are available for issuance pursuant to the Amended and Restated 1997 Long-Term Incentive Plan (the "Incentive Plan"). All of such registered shares also generally would then be eligible for immediate sale in the public market. Public sales of a significant number of such registered shares could have a material adverse effect on the market price of the Common Stock and the Company's ability to raise funds in the capital markets at a time and price favorable to the Company. As a result, the Company may be materially and adversely affected. See "Certain Transactions," "Shares Eligible for Future Sale" and "Underwriting."

SUBSTANTIAL DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS

  The Company expects to use approximately $17.8 million of the net proceeds of the Offering for specific, identified purposes, with the remaining net
proceeds, expected to be approximately $    million, to be used for working
capital and general corporate purposes, including the opening of new stores. Accordingly, management will have substantial discretion in spending a large part of the net proceeds to be received by the Company. There can be no assurance that management will use these proceeds in a manner that enhances stockholder value. See "Use of Proceeds."

DILUTION

  The initial public offering price is substantially higher than the tangible book value per share of the outstanding Common Stock. Investors purchasing shares of Common Stock in the Offering therefore will incur immediate and substantial tangible book value dilution, and existing stockholders will receive a material increase in the tangible book value per share of their shares of Common Stock. At an assumed initial public offering price of $ . per share (the midpoint of the estimated price range set forth on the cover page of this Prospectus), the immediate dilution to new investors would be $ . per share. In addition, investors purchasing shares of Common Stock in the Offering will incur additional tangible book value dilution to the extent outstanding options and warrants are exercised. See "Dilution."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT

  The Company currently anticipates that after completion of the Offering all of its earnings will be retained for development and expansion of its business. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends without the lender's consent. See "Prior S Corporation Status" and "Dividend Policy."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF
INCORPORATION, BYLAWS AND DELAWARE LAW

  Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Restated Bylaws (the "Bylaws") and the Delaware General Corporation Law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions provide for the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock, the payment of a "fair" price in connection with certain business combinations with interested stockholders, provide no right of the stockholders to call a special meeting of stockholders, and limit the ability of stockholders to nominate directors and submit proposals to be considered at stockholders' meetings. The Certificate contains provisions that classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods commencing with the Company's 1999 annual meeting of stockholders. The classified board provisions could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest.

  The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date that such stockholder became an interested stockholder. The Company may enter into employment agreements with certain of its employees that contain change in control provisions. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment if such provisions are triggered and thereby receive severance pay of a lump sum. See "Management--Board of Directors" and "Description of Capital Stock--Certain Provisions of the Certificate, Bylaws and Delaware Law."

                          PRIOR S CORPORATION STATUS

  Because the Company has been an S corporation for federal and certain state income tax purposes, the Company's income (excluding the C corporation income of Creditcorp of Tennessee, Inc., a wholly-owned subsidiary of the Company ("CCT"), through December 31, 1997) has been allocated to the Company's individual stockholders rather than to the Company. The Company will terminate its S corporation status in connection with the closing of the Offering and will thereafter be taxed as a C corporation for federal and state income tax purposes. Prior to the termination of the Company's S corporation status, the Company expects to declare a distribution to its stockholders (the "Distribution"), which Distribution will be paid out of a portion of the net proceeds of the Offering. The Company estimates that the amount of the Distribution would have been approximately $3.9 million if the termination of the Company's S corporation status had occurred on June 30, 1998. The actual amount of the Distribution will reflect the Company's taxable income through the termination of its S corporation status. See "Use of Proceeds" and Note 2 of Notes to Consolidated Financial Statements. The Company's stockholders have agreed to indemnify the Company for any federal, state and other income taxes (including interest and penalties and other additions to tax) incurred by the Company for the period for which it reported its taxable income as an S corporation.

  In addition, as a result of the termination of its S corporation status in connection with the Offering, the Company will record a nonrecurring income tax benefit and a corresponding net deferred income tax asset (the "Deferred Tax Asset"). The amount of the Deferred Tax Asset would have been approximately $166,000 if the termination of the Company's S corporation status had occurred on June 30, 1998, but the actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination of S corporation status.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the    shares of Common
Stock being offered by the Company at an assumed initial public offering price
of $  .   per share (the midpoint of the estimated price range set forth on the cover page of this Prospectus) are estimated to be approximately $
million (approximately $    million if the Underwriters' over-allotment option
is exercised in full) after deducting estimated underwriting discounts and Offering expenses payable by the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholder. See "Principal and Selling Stockholders."

  The Company currently intends to reduce outstanding indebtedness under the Company's credit agreement (the "Credit Facility"), which indebtedness totaled approximately $9.6 million at June 30, 1998. The Credit Facility carries a variable interest rate (9.0% at June 30, 1998) based, at the Company's election, on: (i) the lender's prime rate plus/less an incentive pricing spread (the "Incentive Pricing Spread") based on certain financial ratios of the Company; or (ii) LIBOR plus the Incentive Pricing Spread. Substantially all assets have been pledged to secure indebtedness under the Credit Facility. The Company has historically used the Credit Facility for working capital and to finance the opening of new stores. The Credit Facility will terminate on October 14, 2000. The anticipated reduction in amounts outstanding under the Credit Facility will increase the availability of bank credit for general business purposes, including the opening of new stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  The Company currently intends to repay outstanding indebtedness under its credit agreement with Sirrom (the "Sirrom Loan"), which indebtedness totaled approximately $4.3 million at June 30, 1998. The Sirrom Loan bears interest at 14.0% per annum. The Company has used the proceeds from the Sirrom Loan for working capital and to finance store openings. The Sirrom Loan will terminate on November 7, 2001.

  The Company currently intends to pay the Distribution to its existing stockholders, which the Company estimates would have been approximately $3.9 million if the termination of the Company's S corporation status had occurred on June 30, 1998. The actual amount of the Distribution will reflect the Company's taxable income through the termination of the Company's S corporation status. See "Prior S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company currently intends to use the remaining approximately $ million of net proceeds for working capital and general corporate purposes, including the opening of new stores. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company presently intends to employ all available funds for the expansion of its business and therefore does not anticipate declaring or paying cash dividends on the Common Stock, other than the Distribution, in the foreseeable future. The Company has paid no cash dividends on its Common Stock in the past, other than payment of the prior S corporation dividends. See "Prior S Corporation Status." The payment of cash dividends, if any, in the future will depend upon the Company's earnings, financial condition, capital requirements, cash flow, long range plans and such other factors as the Board of Directors of the Company may deem relevant at that time. Additionally, the terms of the Credit Facility prohibit the Company, without the prior written consent of the Company's lender, from paying cash dividends. See Note 3 to the Company's Consolidated Financial Statements.

                                CAPITALIZATION

The following table sets forth the indebtedness and capitalization of the Company at June 30, 1998: (i) on a historical basis, (ii) on a pro forma basis to reflect the transactions set forth in note (1) hereto, and (iii) on a pro
forma as adjusted basis to reflect the sale by the Company of     shares of
the Common Stock offered hereby and the application of the estimated net proceeds therefrom, as described in "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                  JUNE 30, 1998
                                    ------------------------------------------
                                                                  PRO FORMA
                                      ACTUAL     PRO FORMA (1) AS ADJUSTED (2)
                                    -----------  ------------- ---------------
Short-term debt (including current
 portion of long-term debt)........ $    33,672
                                    ===========      ====           ====
Long-term debt (3):
  Sirrom Loan, net of unamortized
   discount........................   3,921,314
  Credit Facility..................   9,644,930
  Other............................      25,148
                                    -----------      ----           ----
    Total long-term debt...........  13,591,392
                                    ===========      ====           ====
Warrants with redemption feature...     911,299
                                    ===========      ====           ====
Stockholders' equity:
  Preferred Stock..................         --
  Common Stock(4)..................      92,576
  Additional paid-in capital.......     851,442
  Retained earnings................   3,034,091
  Accumulated other comprehensive
   loss............................     (84,649)
                                    -----------      ----           ----
    Total stockholders' equity.....   3,893,460
                                    ===========      ====           ====
    Total capitalization........... $18,429,823
                                    ===========      ====           ====

--------
(1) Assumes the following transactions occurred as of June 30, 1998: (i) the completion of the Distribution of approximately $3.9 million in connection with the Company's termination of its S corporation status and (ii) the recognition of a net deferred tax asset of $166,000 resulting from the termination of the Company's S corporation status. See "Prior S Corporation Status."
(2) Adjusted to reflect the sale of Common Stock offered by the Company and the use of the net proceeds therefrom. See "Use of Proceeds."
(3) See Note 3 to the Company's Consolidated Financial Statements for a description of the Company's long-term debt.
(4) Excludes     shares that will be subject to outstanding warrants following completion of the Offering and 561,750 shares of Common Stock reserved for issuance under the Incentive Plan, of which options to purchase 364,344 shares of Common Stock had been granted at June 30, 1998 at a weighted average exercise price of $6.95 per share. See "Management--Incentive Plan," "Shares Eligible for Future Sale" and Note 7 to Consolidated Financial Statements.

                                   DILUTION

  As of June 30, 1998, the net tangible book value of the Company was approximately $3.4 million, or $0.37 per share of Common Stock. "Net tangible book value per share" is defined as the book value of tangible assets of the Company less all liabilities, divided by the number of issued and outstanding shares of Common Stock. After giving effect to the sale by the Company of the shares of Common Stock offered by the Company at an assumed initial public offering price of $ . per share, the exercise of warrants to purchase
an aggregate of      shares of Common Stock, and the payment of the
Distribution, and after deducting the estimated underwriting discounts and Offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1998, would have been approximately $ .
or $ . per share. This represents an immediate increase in net tangible book value of $ . per share to existing stockholders and an immediate dilution in net tangible book value of $ . per share to purchasers of shares of Common Stock in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share..................       $
                                                                        ---
  Net tangible book value before the Offering.................... $0.37
  Decrease per share attributable to the Distribution............
  Increase per share attributable to new stockholders............
                                                                  -----
Pro forma net tangible book value per share after giving effect to the Offering.................................................
                                                                        ---
Dilution per share to new stockholders...........................       $
                                                                        ---

  The following table sets forth, as of June 30, 1998, with respect to the existing stockholders and the new investors in the Offering, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total cash consideration paid and the average price per share:

                                               SHARES         TOTAL      AVERAGE
                                             PURCHASED    CONSIDERATION   PRICE
                                           -------------- --------------   PER
                                           NUMBER PERCENT AMOUNT PERCENT  SHARE
                                           ------ ------- ------ ------- -------
Existing stockholders.....................              %  $           %  $
New stockholders
                                            ---    -----   ----   -----
    Total.................................         100.0%  $      100.0%
                                            ===    =====   ====   =====

  Sales by Sirrom in the Offering will reduce the number of shares held by
existing stockholders to   , or  %, and will increase the number of shares to
be held by new investors to   , or  %, of the total number of shares of the
Common Stock to be outstanding after the Offering (   shares, or  %, if the
Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

  The foregoing tables do not take into account the exercise of outstanding warrants and options to acquire shares of Common Stock. At June 30, 1998, there were outstanding warrants to purchase 487,247 shares of Common Stock at an aggregate exercise price of $0.05. In addition, at June 30, 1998, there were outstanding options to purchase 364,344 shares of Common Stock at a weighted average exercise price of $6.95 per share. See Note 7 to Consolidated Financial Statements and "Management--Incentive Plan."

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following selected consolidated financial data as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996, and 1997, have been derived from the consolidated financial statements of the Company included in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The following selected consolidated financial data as of and for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1997 and 1998, have been derived from unaudited consolidated financial statements of the Company and, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. Prior to the Offering, the Company was an S corporation; accordingly, certain financial data may not be comparable to or indicative of post-Offering results. The selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and the notes thereto included in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                       SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                           JUNE 30,
                          ------------------------------------------------------    ----------------------
                            1993      1994       1995       1996        1997           1997       1998
                          --------- --------- ---------- ----------- -----------    ---------- -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $  77,743 $ 980,048 $3,715,056 $10,252,085 $21,446,588    $8,007,852 $21,241,222
Store expenses:
 Salaries and benefits..     15,851   202,585    783,615   2,374,450   5,031,970     2,068,250   4,715,050
 Occupancy..............      7,363    70,416    401,322   1,017,438   2,470,382       980,536   2,505,996
 Bad debt expense.......      1,826    50,976    113,931     438,551   1,196,469       213,839   1,135,456
 Other store expenses...     21,513   161,582    838,674   1,468,739   4,398,982     1,834,609   3,869,307
                          --------- --------- ---------- ----------- -----------    ---------- -----------
 Total store expenses...     46,553   485,559  2,137,542   5,299,178  13,097,803     5,097,234  12,225,809
                          --------- --------- ---------- ----------- -----------    ---------- -----------
General and administra-
 tive expenses:
 Legal and professional
  expenses .............        --     15,466     49,222     266,073   3,192,732(1)    454,633     561,102
 Other general and
  administrative
  expenses..............        --    201,269    612,075   2,306,986   5,406,352     1,948,178   4,630,223
                          --------- --------- ---------- ----------- -----------    ---------- -----------
  Total general and
   administrative
   expenses.............        --    216,735    661,297   2,573,059   8,599,084     2,402,811   5,191,325
                          --------- --------- ---------- ----------- -----------    ---------- -----------
Interest expense, net...        --     15,590     36,649     124,217     621,452       194,568     620,443
                          --------- --------- ---------- ----------- -----------    ---------- -----------
Income (loss) before in-
 come taxes.............     31,190   262,164    879,568   2,255,631    (871,751)      313,239   3,203,645
Provision for (benefit
 from) income taxes.....      1,958    46,080    346,540     515,109    (594,236)      200,636   1,082,515(2)
                          --------- --------- ---------- ----------- -----------    ---------- -----------
Net income (loss).......  $  29,232 $ 216,084 $  533,028 $ 1,740,522 $  (277,515)   $  112,603 $ 2,121,130
                          ========= ========= ========== =========== ===========    ========== ===========
Historical earnings per
 share:
 Basic..................  $     --  $    0.02 $     0.06 $      0.19 $     (0.03)   $     0.01 $      0.23
                          ========= ========= ========== =========== ===========    ========== ===========
 Diluted................  $     --  $    0.02 $     0.06 $      0.19 $     (0.03)   $     0.01 $      0.22
                          ========= ========= ========== =========== ===========    ========== ===========
Weighted average common
 shares outstanding--
 basic..................  8,988,000 8,988,000  8,988,000   8,988,000   9,123,929     8,988,000   9,257,640
                          ========= ========= ========== =========== ===========    ========== ===========
Weighted average common
 shares outstanding--
 diluted................  8,988,000 8,988,000  8,988,000   9,060,084   9,123,929     9,475,247   9,778,397
                          ========= ========= ========== =========== ===========    ========== ===========
PRO FORMA DATA(3):
Historical income (loss)
 before income taxes....                                             $  (871,751)              $ 3,203,645
Pro forma provision for
 (benefit from) income
 taxes..................                                                (331,265)                1,217,385
                                                                     -----------               -----------
Pro forma net income
 (loss).................                                             $  (540,486)              $ 1,986,260
                                                                     ===========               ===========
Pro forma earnings per
 share:
 Basic..................                                             $                         $
                                                                     ===========               ===========
 Diluted................                                             $                         $
                                                                     ===========               ===========
Weighted average common
 shares outstanding--
 basic..................
                                                                     ===========               ===========
Weighted average common
 shares outstanding--
 diluted................
                                                                     ===========               ===========

                                                                                     SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                           JUNE 30,
                          ------------------------------------------------------  ------------------------
                           1993      1994       1995        1996        1997         1997         1998
                          -------  --------  ----------  ----------  -----------  -----------  -----------
OPERATING DATA:
Stores open at beginning
 of period..............      --          2           9          52           69           69          176
Stores opened during pe-
 riod...................        2         7          43          20          107           53           91
Stores closed during pe-
 riod...................      --        --          --           (3)         --           --            (1)
                          -------  --------  ----------  ----------  -----------  -----------  -----------
Stores open at end of
 period.................        2         9          52          69          176          122          266
                          =======  ========  ==========  ==========  ===========  ===========  ===========
Held checks at end of
 period, net............  $49,610  $455,719  $1,922,738  $3,466,898  $ 9,847,430  $ 5,000,455  $15,119,598
                          =======  ========  ==========  ==========  ===========  ===========  ===========
Number of checks held at
 end of period..........      374     1,683       9,728      19,012       45,871       26,255       67,195
                          =======  ========  ==========  ==========  ===========  ===========  ===========
Bad debt expense as a
 percentage of
 revenues...............      2.3%      5.2%        3.1%        4.3%         5.6%         2.7%         5.3%
                          =======  ========  ==========  ==========  ===========  ===========  ===========

                                            DECEMBER 31                          JUNE 30, 1998
                         -------------------------------------------------- -----------------------
                          1993     1994      1995       1996       1997       ACTUAL    ADJUSTED(4)
                         ------- -------- ---------- ---------- ----------- ----------- -----------
BALANCE SHEET DATA:
Working capital......... $25,911 $194,047 $  459,387 $3,212,497 $ 9,124,337 $14,834,241
Property and equipment,
 net....................   2,861   58,872    287,036    645,859   2,184,527   3,032,223
Total assets............  70,585  595,062  2,590,388  6,114,331  15,925,011  23,169,506
Long-term debt, less
 current maturities.....       0        0          0    562,939   8,650,069  13,591,392
Total stockholders' eq-
 uity...................  29,232  255,601    788,629  3,112,284   2,433,121   3,893,460

--------
(1) Includes nonrecurring charges of $2.2 million for the settlement of a class action lawsuit filed against the Company in Tennessee and related legal expenses of approximately $500,000. See "Business--Legal Proceedings."
(2) On January 1, 1998, in connection with the S corporation election of CCT, the Company eliminated approximately $709,000 of previously recognized net deferred federal tax benefits.
(3) Gives effect to the following in connection with the Company's termination of its S corporation status as if such termination occurred on January 1, 1997: (i) the estimated number of shares of Common Stock that would be required to be sold (at an assumed initial public offering price of
    $ . per share) to fund the $3.9 million Distribution and (ii) the recognition of federal and state income taxes as if the Company had been a C corporation based on the effective tax rates that would have been in effect during the periods reported. See "Prior S Corporation Status."
(4) Adjusted to reflect the sale of           shares of Common Stock offered
    hereby by the Company at an assumed initial public offering price of
    $  .   per share and the application of the estimated net proceeds therefrom to reduce long-term debt by $13.9 million and to fund the $3.9 million Distribution to be effected at the closing of the Offering. See "Prior S Corporation Status," "Use of Proceeds" and "Capitalization."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. With the exception of historical information, certain of the matters discussed in this Prospectus are forward-looking statements that involve risks and uncertainties and actual results could differ materially from those discussed. The words and phrases "should be," "will be," "predicted," "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements reflect the Company's current views in respect of future events in financial performance, but are subject to many uncertainties and factors relating to the Company's operations and business environment which may cause its actual results to differ materially from any future results expressed or implied by such forward-looking statements. See "Risk Factors."

OVERVIEW

  The Company is a specialty financial services company that advances cash to its customers by cashing their personal checks and agreeing to hold the checks until they are redeemed by the customers or until a short holding period, typically less than 17 days, has expired. The Company targets customers who are currently employed and have an active checking account. To initiate a relationship with the Company, each customer is required to provide proof of income, proof of an active personal checking account, proof of residence and proper identification. The Company limits the amount of cash that it advances to customers to $300 per transaction and prohibits customers from having more than one outstanding transaction with the Company. The Company generally does not cash checks with a face amount exceeding 50.0% of the net "take-home" amount of the customer's next paycheck. In exchange for its service, the Company receives a fee ranging from approximately 11.5% to 18.0% of the face amount of the check. As of June 30, 1998, the Company operated 266 stores in 12 states.

  The Company records an allowance for uncollectible checks based on its historical bad debt experience. The Company's practice is to charge off those checks that, as of the fifth day of each month, have remained in default for a period of at least 30 days. An analysis of the Company's allowance for uncollectible checks is as follows:

                                 YEAR ENDED DECEMBER 31,
                              --------------------------------  SIX MONTHS ENDED
                                1995      1996        1997       JUNE 30, 1998
                              --------  ---------  -----------  ----------------
Beginning balance............ $ 11,631  $  53,762    $ 135,000      $ 255,000
Bad debt expense.............  113,931    438,551    1,196,469      1,135,456
Charge-offs, net.............  (71,800)  (357,313)  (1,076,469)    (1,125,456)
                              --------  ---------  -----------    -----------
Ending balance............... $ 53,762  $ 135,000    $ 255,000      $ 265,000
                              ========  =========  ===========    ===========

  The Company commenced operations in June 1993 and has expanded rapidly, opening seven stores in 1994, 43 stores in 1995, 20 stores in 1996, 107 stores in 1997 and 91 stores during the six months ended June 30, 1998. Accordingly, the Company's recent rapid growth may distort some of the Company's ratios and financial statistics and may make period-to-period comparisons difficult. Furthermore, the Company's historical financial statistics may not be indicative of the Company's results in future periods. The Company's revenues, expenses and gross margin are all significantly affected by the number of new store openings as well as by the size of the markets in which these stores are opened. Moreover, because the Company expenses most of its store opening costs as incurred, the number of store openings significantly affects the Company's gross margin. The Company believes that its gross margin will continue to be adversely affected by new store openings.

  Revenues. The Company's revenues are derived from the fees that it charges its customers for its check cashing services. These fees range from approximately 11.5% to 18.0% of the face amount of the check. The Company recognizes revenues when cash is advanced to the customer. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company had revenues of $21.4 and $21.2 million, respectively. Growth in revenues has been driven by the number of new store openings and by increases in revenues generated by existing stores. For example, revenue increased $11.1 million to $21.4 million for the year ended December 31, 1997 from $10.3 million for the year ended December 31, 1996. Of this increase, $5.5 million was attributable to the 107 stores opened during 1997 and $5.4 million was attributable to the 69 stores already opened at January 1, 1997.

  Revenues are also affected by the amount of fees the Company may charge for its services in the states in which it operates. For example, in Kentucky the Company may charge up to 15.0% of the face amount of the check, whereas in Mississippi the Company may charge up to 18.0% of the face amount of the check. In 1997, new legislation in Tennessee resulted in a 21.1% reduction of the Company's maximum fee on a transaction. At the same time, Tennessee increased the minimum capital requirements for companies to operate in the check cashing business within the state. The Company's revenue per store in Tennessee decreased as a result of the new legislation. The decrease, however, was partly offset by an increase in transaction volume as a result of a decrease in competition due to the implementation of the maximum permissible fee and to competitors being unable to meet the new minimum capital requirements. The ability of the Company to increase revenue depends upon the Company's ability to continue to open new stores, to increase the number of transactions at existing stores, and the effect of legislation.

  Store Expenses. Store expenses consist of salaries and benefits, occupancy costs and other store expenses. Occupancy costs consist of store rental, maintenance, utility and telephone charges. Rent expense constitutes the greatest portion of occupancy costs. In 1997, the Company experienced an increase of 27.0% in average monthly rent expense. This increase resulted from the opening of 107 additional stores and the Company's decision to locate its new stores in higher income neighborhoods where rents are higher. The Company expects rental expense to continue to increase at a moderate pace as the Company continues to open new stores in locations that charge higher rents.

  Other store expenses consist of bad debt expense and store-level advertising, depreciation and amortization, small equipment expense, travel and opening expenses for new stores. The Company's practice is to charge off those checks that, as of the fifth day of each month, have remained in default for a period of at least 30 days. In addition, an allowance for uncollectible checks is estimated and recorded (annually through December 31, 1997 and quarterly thereafter) based on the Company's historical bad debt experience. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's bad debt expense was $1.2 million (5.6% of revenues) and $1.1 million (5.3% of revenues), respectively. Store opening costs are included in other store expenses and are expensed as incurred. For the year ended December 31, 1997, the initial capital required to open a new store averaged approximately $20,000 per store, primarily for leasehold improvements. Stores opened during the year ended December 31, 1997 averaged 4.5 months for revenues to increase to a level that equaled operating expenses. Moreover, for the year ended December 31, 1997, it averaged nine months for the Company to recapture the initial capital investment and operating losses incurred during the initial 4.5 month period. Other store expenses for the year ended December 31, 1996 were lower as a percentage of revenue than in 1995 or 1997 because the Company opened only 20 stores in 1996, whereas it had opened 43 stores in 1995 and 107 stores in 1997. In particular, in 1997, the Company opened 45 stores in the last four months of the year, which resulted in cumulative operating losses of approximately $500,000 for these stores during this period.

  General and Administrative Expenses. General and administrative expenses consist of general and administrative expenses not directly attributable to store operations, including legal and professional expenses, corporate salaries and bonuses, depreciation and amortization, occupancy costs, maintenance, utility and telephone charges, general advertising, travel and insurance. Legal and professional expenses increased significantly in 1996 and 1997 as a result of certain litigation in which the Company was involved. In 1997, the Company settled a class action lawsuit filed against the Company in Tennessee for $2.2 million and incurred additional legal expenses of approximately $500,000 resulting from the defense of such lawsuit.

  Termination of S Corporation Status. As a result of the termination of its S corporation status in connection with the Offering, the Company will record a nonrecurring income tax benefit and a corresponding net deferred income tax asset (the "Deferred Tax Asset"). The amount of the Deferred Tax Asset would have been approximately $166,000 if the termination of the Company's S corporation status had occurred on June 30, 1998, but the actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination of S corporation status.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the components of the Company's consolidated statements of operations expressed as a percentage of revenues:

                                                                  SIX MONTHS
                                                YEAR ENDED           ENDED
                                               DECEMBER 31,        JUNE 30,
                                             -------------------  ------------
                                             1995   1996   1997   1997   1998
                                             -----  -----  -----  -----  -----
   Revenue.................................  100.0% 100.0% 100.0% 100.0% 100.0%
   Store expenses:
    Salaries and benefits..................   21.1   23.2   23.5   25.8   22.2
    Occupancy..............................   10.8    9.9   11.5   12.2   11.8
    Bad debt expense.......................    3.1    4.3    5.6    2.7    5.3
    Other store expenses...................   22.5   14.3   20.5   22.9   18.3
                                             -----  -----  -----  -----  -----
     Total store expenses..................   57.5   51.7   61.1   63.7   57.6
                                             -----  -----  -----  -----  -----
   Gross margin............................   42.5   48.3   38.9   36.3   42.4
                                             -----  -----  -----  -----  -----
   General and administrative expenses:
    Legal and professional.................    1.3    2.6   14.9    5.7    2.6
    Other general and administrative.......   16.5   22.5   25.2   24.3   21.8
                                             -----  -----  -----  -----  -----
     Total general and administrative ex-
      penses                                  17.8   25.1   40.1   30.0   24.4
                                             -----  -----  -----  -----  -----
   Interest expense, net...................    1.0    1.2    2.9    2.4    2.9
                                             -----  -----  -----  -----  -----
   Income (loss) before income taxes.......   23.7   22.0   (4.1)   3.9   15.1
   Provision for (benefit from) income tax-
    es.....................................    9.3    5.0   (2.8)   2.5    5.1
                                             -----  -----  -----  -----  -----
   Net income (loss).......................   14.4%  17.0% (1.3)%   1.4%  10.0%
                                             =====  =====  =====  =====  =====

  The following table presents, for each period indicated, the contribution of those stores opened during a given period as a percent of total revenues:

                                     YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------------- -------------------------------
                              1995            1996            1997            1997            1998
                         --------------- --------------- --------------- --------------- ---------------
                         NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT
                           OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL
                         STORES REVENUES STORES REVENUES STORES REVENUES STORES REVENUES STORES REVENUES
                         ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
1993 Stores.............    2     14.1%     2      5.8%     2      2.7%     2      3.8%     2      1.2%
1994 Stores.............    7     41.1      7     17.0      7      7.9      7     11.0      7      3.9
1995 Stores.............   43     44.8     43     67.6     43     46.7     43     57.4     43     25.9
1996 Stores.............                   17      9.6     17     16.5     17     18.4     17     11.7
1997 Stores.............                                  107     26.2     53      9.5    107     50.9
1998 Stores.............                                                                   90      6.3
                          ---    -----    ---    -----    ---    -----    ---    -----    ---    -----
Total...................   52    100.0%    69    100.0%   176    100.0%   122    100.0%   266    100.0%
                          ===    =====    ===    =====    ===    =====    ===    =====    ===    =====

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1998 TO THE SIX MONTHS ENDED JUNE 30, 1997

  Revenues. Revenues for the six months ended June 30, 1998 increased $13.2 million, or 165%, to $21.2 million from $8.0 million for the same period in 1997. This growth resulted primarily from the increase in revenue generated by the 107 new stores opened in 1997 and the 71 stores opened in previous years. Additional growth resulted from the 91 stores opened during the six months ended June 30, 1998 as compared to 53 stores opened during the same period in 1997. The Company closed one store in January 1998. The Company's average store revenues for stores opened for at least 12 months at the beginning of each of the following periods was $132,000 (63 stores) for the six months ended June 30, 1998 as compared to $116,000 (19 stores) for the six months ended June 30, 1997.

  The following table presents, for the periods provided, the amount of revenues, the number of stores and the average revenues per store for those stores opened during a given year, net of closings:

                                    SIX MONTHS ENDED JUNE 30,
                  --------------------------------------------------------------
                               1997                           1998
                  ------------------------------ -------------------------------
                                        AVERAGE                         AVERAGE
                             NUMBER OF REVENUES              NUMBER OF REVENUES
                   REVENUES   STORES   PER STORE  REVENUES    STORES   PER STORE
                  ---------- --------- --------- ----------- --------- ---------
   1993 Stores..  $  294,361      2    $147,180  $   260,749      2    $130,375
   1994 Stores..     858,440      7     122,634      825,785      7     117,969
   1995 Stores..   4,485,635     43     104,317    5,468,745     43     127,180
   1996 Stores..   1,439,517     17      84,677    2,471,569     17     145,386
   1997 Stores..     740,835     53      13,978   10,733,359    107     100,312
   1998 Stores..                                   1,328,485     90      14,761
                  ----------    ---    --------  -----------    ---    --------
   Total........  $7,818,788    122    $ 64,088  $21,088,692    266    $ 79,281
                  ==========    ===    ========  ===========    ===    ========

  Store Expenses. Store expenses increased $7.1 million, or 140%, to $12.2 million for the six months ended June 30, 1998 from $5.1 million for the same period in 1997. The following table sets forth a line item comparison of store expenses for the six months ended June 30, 1998 and the six months ended June 30, 1997:

                                                     SIX MONTHS ENDED JUNE 30,
                                                     --------------------------
                                                         1997         1998
                                                     ------------ -------------
   Salaries and benefits............................ $  2,068,250 $   4,715,050
   Occupancy costs..................................      980,536     2,505,996
   Advertising......................................      623,354     1,327,715
   Bad debt expense.................................      213,839     1,135,456
   Depreciation and amortization....................      171,825       590,986
   Supplies.........................................      247,085       602,817
   Small equipment expenses.........................      248,698       329,817
   Miscellaneous store expenses.....................      543,647     1,017,972
                                                     ------------ -------------
    Total store expenses............................ $  5,097,234 $  12,225,809
                                                     ============ =============

  The increase in store expenses was due primarily to the increase in the total number of stores. Store expenses as a percent of revenue decreased to 57.6% for the six months ended June 30, 1998 from 63.7% for the same period in 1997. Bad debt expense increased $922,000, or 431%, to $1.1 million (5.3% of revenues) for the six months ended June 30, 1998 from $214,000 (2.7% of revenues) for the same period in 1997. This increase reflected management's decision to pursue a broader customer base in the belief that the increase in revenues would exceed any corresponding increases in bad debt expense.

  General and Administrative Expenses. General and administrative expenses increased $2.8 million, or 116%, to $5.2 million for the six months ended June 30, 1998 from $2.4 million during the same period in 1997. The following table sets forth a line item comparison of general and administrative expenses for the six months ended June 30, 1998 and the six months ended June 30, 1997:

                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------
                                                          1997         1998
                                                      ------------ ------------
   Salaries and wages................................ $  1,161,211 $  2,303,857
   Legal and professional expenses...................      454,633      561,102
   Depreciation and amortization.....................       50,922      139,239
   Occupancy costs...................................      182,302      323,884
   Other costs.......................................      553,743    1,863,243
                                                      ------------ ------------
    Total general and administrative expenses........ $  2,402,811 $  5,191,325
                                                      ============ ============

  The increase in general and administrative expenses for the six months ended June 30, 1998 was primarily due to the opening of 91 new stores. General and administrative expenses as a percent of revenue, however, declined to 24.4% for the six months ended June 30, 1998 from 30.0% for the same period in 1997. This percentage decrease was primarily the result of the Company's rapid growth coupled with the fixed nature of various expense items and the Company's commitment to control expenses.

  Interest Expense. Interest expense increased $425,000, or 218%, to $620,000 for the six months ended June 30, 1998 from $195,000 during the same period in 1997. The increase in interest expense resulted from increased borrowings to fund the Company's growth. The Company's weighted average cost of borrowings decreased to 10.5% in 1998 from 12.6% in 1997 due to the Company's lower cost of borrowings on the Credit Facility that was put in place in mid-1997.

  Provision for (Benefit from) Income Taxes. As of June 30, 1998, taxable income or loss of the Company and its subsidiaries, for federal income tax purposes, was reported by the equity holders on their respective income tax returns. Accordingly, no provision for federal income taxes was recorded on the consolidated statement of income for the Company as of June 30, 1998. The expense of $1.1 million as shown for the six months ended June 30, 1998 represents (i) a reversal of the previously recorded deferred federal tax asset of $709,000 for CCT, and (ii) the accrual of $374,000 for state income taxes owed on amounts earned during the first six months of 1998. CCT converted from a C corporation to an S corporation in January 1998, necessitating the reversal of the previously-recorded deferred federal tax asset.

  The tax provision of $201,000 for the six months ended June 30, 1997 principally reflects the federal and state income tax on income reported by the Company's two C corporation subsidiaries, CCT and Check into Cash Holdings, Inc. ("CICH"), for the six months ended June 30, 1997.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31,
1996

  Revenues. Revenues for the year ended December 31, 1997 increased $11.1 million, or 109%, to $21.4 million from $10.3 million for the year ended December 31, 1996. This growth resulted primarily from the increase in revenue generated by the 107 new stores opened in 1997 compared to 20 in 1996. The continuing growth of the stores opened in 1995 and 1996 also contributed to the growth in revenues. For the year ended December 31, 1997, 73.8% of the Company's revenues were derived from stores that were open at the beginning of the year, whereas 26.2% were derived from new stores that were opened during the year. The Company's average store revenues from stores open for at least 12 months at the beginning of 1996 and 1997 were $258,000 (nine stores) and $232,000 (52 stores), respectively.

  The following table presents, for the periods provided, the amount of revenues, the number of stores and the average revenues per store for those stores opened during a given year, net of closings:

                                                YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------
                                         1996                            1997
                            ------------------------------- -------------------------------
                                                   AVERAGE                         AVERAGE
                                        NUMBER OF REVENUES              NUMBER OF REVENUES
                             REVENUES    STORES   PER STORE  REVENUES    STORES   PER STORE
                            ----------- --------- --------- ----------- --------- ---------
   1993 Stores............. $   588,792      2    $294,396  $   564,779      2    $282,390
   1994 Stores.............   1,729,061      7     247,009    1,670,982      7     238,712
   1995 Stores.............   6,859,330     43     159,519    9,831,234     43     228,633
   1996 Stores.............     968,722     17      56,984    3,483,581     17     204,917
   1997 Stores.............                                   5,507,925    107      51,476
                            -----------    ---    --------  -----------    ---    --------
    Total.................. $10,145,905     69    $147,042  $21,058,501    176    $119,651
                            ===========    ===    ========  ===========    ===    ========

  Store Expenses. Store expenses increased $7.8 million, or 147%, to $13.1 million for the year ended December 31, 1997 from $5.3 million for the year ended December 31, 1996. The following table sets forth a line item comparison of store expenses for the year ended December 31, 1997 to the year ended December 31, 1996:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                            1996       1997
                                                         ---------- -----------
   Salaries and benefits................................ $2,374,450 $ 5,031,970
   Occupancy............................................  1,017,438   2,470,382
   Advertising..........................................    503,745   1,580,160
   Bad debt expense.....................................    438,551   1,196,469
   Depreciation and amortization........................     94,599     625,116
   Supplies.............................................    217,731     543,199
   Small equipment expense..............................     73,410     364,366
   Miscellaneous store expenses.........................    579,254   1,286,141
                                                         ---------- -----------
     Total store expenses............................... $5,299,178 $13,097,803
                                                         ========== ===========

  The increase in store expenses was due primarily to the increased number of stores and the Company's decision to increase its advertising expenditures, which resulted in advertising costs increasing $1.1 million, or 214%, to $1.6 million in 1997 from $504,000 in 1996. In addition, the Company, based on increased demographic knowledge of its customer base, began locating its stores in higher income neighborhoods. Rent for new store openings, together with higher rent for more desirable locations, resulted in the rental component of occupancy costs increasing $938,000, or 148%, to $1.6 million in 1997 from $636,000 in 1996. The average monthly rental for stores in existence at December 31, 1997 increased $265, or 27.3%, to $1,234 from $969 for those in existence at December 31, 1996. Bad debt expense increased $758,000, or 173%, to $1.2 million (5.6% of revenues) for 1997 from $439,000 (4.3% of revenues) for 1996. Also, depreciation and amortization increased $531,000 to $625,000 in 1997 from $95,000 in 1996. This increase was primarily due to the opening of 107 stores during 1997. Depreciation and amortization as a percentage of revenue increased because store opening costs are incurred before the new stores begin to generate revenues. In particular, in 1997, the Company opened 45 stores in the last four months of the year, which resulted in cumulative operating losses of approximately $500,000 for these stores.

  General and Administrative Expenses. General and administrative expenses increased $6.0 million, or 234%, to $8.6 million for 1997 from $2.6 million for 1996. The following table sets forth a line item comparison of general and administrative expenses for the year ended December 31, 1997 to the year ended December 31, 1996:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Salaries and wages.................................. $ 1,429,448  $2,959,340
   Legal and professional expenses.....................     266,073   3,192,732
   Depreciation and amortization.......................      21,598     284,224
   Occupancy costs.....................................      98,421     382,530
   Other costs.........................................     757,519   1,780,258
                                                        ----------- -----------
     Total general and administrative expenses......... $ 2,573,059 $ 8,599,084
                                                        =========== ===========

  The increase in general and administrative expenses was due in part to the increased number of stores and the significant increase in legal and professional expenses. Legal and professional expenses increased $2.9 million to $3.2 million for the year ended December 31, 1997 from $266,000 for the year ended December 31, 1996. This increase was due primarily to the Company's defense of the multiparty class action lawsuit filed against CCT on March 4, 1996, and its ultimate settlement on September 19, 1997 for $2.2 million which was all reflected in legal and professional fees. The Company estimates that it spent an additional $500,000 defending this lawsuit. Of the increase in salaries and wages in 1997, $266,400 is attributable to the grant of shares of Common Stock to Mr. Steve Scoggins.

  Interest Expense. Interest expense increased $497,000, or 400%, to $621,000 for the year ended December 31, 1997 from $124,000 for 1996. This increase resulted from increased borrowings to fund the Company's growth. The Company's weighted average cost of borrowings increased to 11.6% in 1997 from 9.1% in 1996 due to the Company's higher cost of borrowings on the Sirrom Loan that was put in place in late 1996.

  Provision for (Benefit from) Income Taxes. In 1997, the Company and all its subsidiaries, except CCT and CICH, which were C corporations, were limited liability and S corporations. Accordingly, taxable income or loss, for federal income tax purposes, was reported by the equity holders on their respective income tax returns. The benefit from income taxes of $594,000 for the year ended December 31, 1997 represents the $709,000 benefit attributable to CCT's pre-tax loss for the year ended December 31, 1997, less $115,000 of state income tax accruals on earnings generated by certain subsidiaries in 1997. The tax of $515,000 for the year ended December 31, 1996 principally represents the income tax on the income attributable to the two C corporations, CCT and CICH.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31,
1995

  Revenues. Revenues for the year ended December 31, 1996 increased $6.6 million, or 176%, to $10.3 million from $3.7 million for the year ended December 31, 1995. This growth resulted from the increase in revenues generated by 69 stores in 1996 as compared to 52 stores in 1995. The Company consolidated the operations of three stores into other stores in 1996. The Company's average store revenues from stores open for at least 12 months at the beginning of each of the following periods was $263,000 (two stores) in 1995 and $258,000 (nine stores) in 1996.

  The following table presents, for the periods provided, the amount of revenues, the number of stores and the average revenues per store for those stores opened during a given year:

                                     YEAR ENDED DECEMBER 31,
                  --------------------------------------------------------------
                               1995                           1996
                  ------------------------------ -------------------------------
                                        AVERAGE                         AVERAGE
                             NUMBER OF REVENUES              NUMBER OF REVENUES
                   REVENUES   STORES   PER STORE  REVENUES    STORES   PER STORE
                  ---------- --------- --------- ----------- --------- ---------
   1993 Stores..  $  525,306      2    $262,653  $   588,792      2    $294,396
   1994 Stores..   1,526,258      7     218,037    1,729,061      7     247,009
   1995 Stores..   1,663,492     43      38,686    6,859,330     43     159,519
   1996 Stores..                                     968,722     17      56,984
                  ----------    ---    --------  -----------    ---    --------
    Total.......  $3,715,056     52    $ 71,443  $10,145,905     69    $147,042
                  ==========    ===    ========  ===========    ===    ========

  Store Expenses. Store expenses increased $3.2 million, or 148%, to $5.3 million for the year ended December 31, 1996 from $2.1 million for the year ended December 31, 1995. The following table sets forth a line item comparison of store expenses for the year ended December 31, 1996 to the year ended December 31, 1995:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
   Salaries and benefits............................... $   783,615 $ 2,374,450
   Occupancy costs.....................................     401,322   1,017,438
   Advertising.........................................     445,188     503,745
   Bad debt expense....................................     113,931     438,551
   Depreciation and amortization.......................      47,514      94,599
   Supplies............................................      82,490     217,731
   Small equipment expense.............................     106,826      73,410
   Miscellaneous store expenses........................     156,656     579,254
                                                        ----------- -----------
    Total store expense................................ $ 2,137,542 $ 5,299,178
                                                        =========== ===========

  The increase in store expenses was due primarily to the increased number of stores in 1996 as compared to 1995. Store expenses as a percent of revenue decreased to 51.7% for the year ended December 31, 1996 from 57.5% for the year ended December 31, 1995 primarily as a result of a decrease in the rate of store openings from 43 in 1995 to 20 in 1996. In addition, advertising as a percent of revenue decreased to 4.9% for the year ended December 31, 1996 from 12.0% for the year ended December 31, 1995 as a result of management's decision to curtail its advertising campaign in light of the filing of the class action lawsuit against CCT. Bad debt expense increased $325,000, or 285%, to $439,000 (4.3% of revenues) for 1996 from $113,931 (3.1% of revenues)
for 1995. The increase in miscellaneous store expenses was primarily attributable to a $299,000 increase in contract labor, which largely consisted of security services.

  General and Administrative Expenses. General and administrative expenses increased $1.9 million, or 289%, to $2.6 million for the year ended December 31, 1996 from $661,000 in 1995. The following table provides a line item comparison of general and administrative expenses for the year ended December 31, 1995 to the year ended December 31, 1996:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1995        1996
                                                        -----------------------
   Salaries and wages.................................. $  393,812 $  1,429,448
   Legal and professional expenses.....................     49,222      266,073
   Depreciation and amortization.......................      3,582       21,598
   Occupancy costs.....................................     37,557       98,421
   Other costs.........................................    177,124      757,519
                                                        ---------- ------------
    Total general and administrative expenses.......... $  661,297 $  2,573,059
                                                        ========== ============

  The most significant increase in general and administrative expenses was the result of the increase in salaries and wages, which increased $1.0 million, or 263%, to $1.4 million for the year ended December 31, 1996 from $394,000 in 1995. This increase is the result of the Company's personnel additions to build the necessary infrastructure to support the Company's growth. The increase in legal and professional expenses was due largely to the use of outside professionals to assist in the Company's evaluation of various state regulations, and initial expenses of $80,000 incurred by CCT in defending against the class action lawsuit filed against it.

  Interest Expense. Interest expense increased $88,000, or 239%, to $124,000 for the year ended December 31, 1996 from $37,000 in 1995. This increase in interest expense was due to increased borrowings to fund the Company's growth.

  Provision for (Benefit from) Income Taxes. The provision for income taxes increased to $515,000 for the year ended December 31, 1996 from $347,000 for the year ended December 31, 1995. The effective tax rate, however, decreased to 23% in 1996 from 39% in 1995 due to the fact that all of the companies during 1996 elected to become limited liability and subchapter S corporations except CCT and CICH, which continued to be C corporations, and thus the taxable income or loss of the Company and its subsidiaries, for federal income tax purposes, was reported by the equityholders on their respective income tax returns.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's uses of cash are to fund held checks; operating costs such as payroll, occupancy, general and administrative expenses; start-up expenses of new stores; initial operating losses of new stores; and investments in capital equipment primarily for new stores. The Company's sources of cash are funds generated from operations and borrowings from banks and other lenders.

  Cash Flows from Operating Activities. Cash used in operating activities was $1.7 million for the six months ended June 30, 1998 and $1.4 million for the six months ended June 30, 1997. The increased use of cash in operating activities was primarily the result of the increase in held checks and prepaid expenses offset by the increase in net income and depreciation. Cash provided by (used in) operating activities for the year ended December 31, 1997 and 1996 was ($3.5 million) and $809,000, respectively. The decrease in cash flows from operating activities from 1996 to 1997 was primarily the result of a decrease in net income and the increase in held checks, offset by increases in accounts payable and accrued liabilities.

  Cash Flows from Investing Activities. Cash used in investing activities was $1.5 million for the six months ended June 30, 1998 and $1.2 million for the six months ended June 30, 1997. Cash used in investing activities totaled $2.4 million and $652,000 in 1997 and 1996, respectively. Substantially all investing activities relate to capital expenditures for the Company's store expansions. The Company expects total budgeted capital expenditures for the remainder of 1998 to be approximately $1.8 million. These capital expenditures relate to planned openings of new stores. The actual amount of capital expenditures will depend in part on the actual number of stores opened.

  Cash Flows from Financing Activities. Cash provided from financing activities was $4.4 million for the six months ended June 30, 1998 and $2.7 million for the six months ended June 30, 1997. The increase was primarily the result of increased borrowings and decreased repayments of long-term debt and distributions to shareholders. Cash provided from financing activities totaled $6.0 million and $527,000 for 1997 and 1996, respectively. The increase resulted primarily from additional borrowings under long-term debt offset partially by increased repayment of long-term debt and distributions to shareholders.

  On November 8, 1996, the Company entered into the Sirrom Loan, which allows the Company to borrow up to $3.5 million until November, 2001. Borrowings under the Sirrom Loan bear interest at a rate of 14.0% per annum. On June 26, 1998, the Company amended the Sirrom Loan to allow the Company to borrow up to an additional $3.5 million (in increments of no less than $250,000) until June 2003. The outstanding borrowings under this line were $4.25 million at June 30, 1998.

  On June 2, 1997, the Company entered into a credit agreement with NationsBank (the "Credit Facility") which allows the Company to borrow up to $11.5 million until October 2000. Borrowings under the Credit Facility bear interest at LIBOR plus approximately 1.0% and miscellaneous fees (9.0% at June 30, 1998). The outstanding borrowings under the Credit Facility were $9.6 million at June 30, 1998. The availability of credit is determined based on two times the Company's earnings before interest, taxes, depreciation, and amortization for the last twelve months. Under the terms of the Credit Facility, the Company is required to maintain certain financial covenants. Substantially all assets have been pledged to secure indebtedness under the Credit Facility.

  As of June 30, 1998, the Company had $2.3 million in cash. The net proceeds from the Offering remaining after deducting (i) underwriting discounts, (ii) estimated offering expenses, and (iii) the repayment of outstanding indebtedness are expected to total approximately $ million.

  The Company expects to repay all amounts outstanding under the Sirrom Loan and all amounts to NationsBank under the Credit Facility with the net proceeds of the Offering.

  The Company believes that the proceeds of the Offering, funds to be provided by operations, and funds available under its existing borrowing arrangements will be sufficient to meet the Company's anticipated needs for working capital and store expansions for the next 12 months. The Company's working capital and store expansion plans beyond the next 12 months may require additional debt and/or equity financing. The Company's estimate of the time that its funding sources will be sufficient to meet its current needs is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs may differ materially from estimates.

IMPACT OF INFLATION

  Inflation has not had a material effect on the Company's results of operations or financial condition during the past three years and management does not anticipate that future results will be materially affected by the levels of inflation.

YEAR 2000

  The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates that have been stored as two digits rather than four (e.g., "98" for 1998). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or perform similar tasks.

  The Company has assessed the Year 2000 issue with respect to the software used by the Company in providing its services and with respect to its computerized information and operating systems. Although work is required to have its accounting software year 2000 compliant, the Company expects to complete all Year 2000 modifications by early 1999, leaving adequate time to assess and correct any significant issues that may materialize. Management does not believe that the costs to resolve the Company's Year 2000 issues will be material to the Company. This assessment is based on management's best estimates, which were derived utilizing numerous assumptions of future events.

  The Company is also discussing the Year 2000 issue with its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failures to remediate their own Year 2000 issues. The Company is not yet certain as to the extent to which the computer software and business systems of its suppliers are Year 2000 compliant. If systems of third parties on which the Company's systems rely are not timely converted or if such conversions are incompatible with the Company's systems, or if the Company fails to timely complete the remaining modifications to its own systems, the Year 2000 issue could have a material adverse effect on the Company's business, financial condition and results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. The Company adopted this statement effective January 1, 1998. This statement requires restatement (as applicable) of all prior-period earnings per share data presented.

  In February 1997, the FASB issued Statement No, 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. Management intends to comply with the disclosure requirements of this statement, which are effective for periods ending after December 15, 1997. The implementation of this standard did not affect the Company's financial statements.

  In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS 130 effective January 1, 1998. All prior periods have been restated to report and present comprehensive income and its components.

  In June 1997, the FASB also issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS 131 will not affect the Company's financial statements.

                                   BUSINESS

GENERAL

  The Company is a specialty financial services company that advances cash to its customers by cashing their personal checks and agreeing to hold the checks until they are redeemed by the customers or until a short holding period, typically less than 17 days, has expired. The Company targets customers who are currently employed and have an active checking account. To initiate a relationship with the Company, each customer is required to provide proof of income, proof of an active personal checking account, proof of residence and a form of identification. The Company limits the amount of cash that it advances to customers to $300 per transaction and prohibits customers from having more than one outstanding transaction with the Company. The Company generally does not cash checks with a face amount exceeding 50.0% of the net "take-home" amount of the customer's next paycheck. In exchange for its service, the Company receives a fee ranging from approximately 11.5% to 18.0% of the face amount of the check.

  The Company's growth strategy is to rapidly open stores in middle income neighborhoods in high traffic shopping centers with a significant anchor tenant such as a supermarket or major discount retail store. The Company is also testing store locations in certain supermarkets, convenience stores and retail stores. Management targets particular geographic areas for development and seeks to develop all of the major, and many of the secondary, markets in that area in a "clustered" fashion that maximizes the effectiveness and efficiency of store opening processes, recruiting and training functions, and advertising and promotional efforts. The Company uses intensive employee training in customer service and targeted local advertising in order to build brand loyalty and customer awareness and to increase transaction volume.

  The Company commenced operations in June 1993 with one store and has expanded rapidly to a total of 266 stores at June 30, 1998. Revenues have increased substantially from $78,000 in 1993 to $21.4 million in 1997 and $21.2 million for the six months ended June 30, 1998. The Company's average store revenues from stores open for at least 12 months at the beginning of each of the following periods was $213,000 (two stores) in 1995, $255,000 (nine stores) in 1996, $233,000 (52 stores) in 1997 and $132,000 (63 stores)
for the six months ended June 30, 1998. During the six months ended June 30, 1998, the Company completed 652,000 transactions attributable to 120,000 customers. As of June 30, 1998, the Company had approximately 67,000 held checks with an aggregate outstanding balance of $15.4 million. The Company incurred bad debt expense of $1,826 for 1993 (2.3% of revenues), $50,976 for 1994 (5.2% of revenues), $113,931 for 1995 (3.1% of revenues), $438,551 for
1996 (4.3% of revenues), $1.2 million for 1997 (5.6% of revenues) and $1.1 million (5.3% of revenues) for the six months ended June 30, 1998. Charge-offs, net, for such periods were $2,000 for 1993, $ 39,000 for 1994, $72,000 for 1995, $357,000 for 1996, $1.1 million for 1997 and $1.1 million for the six months ended June 30, 1998.

  During the six months ended June 30, 1998, approximately 93.4% of the Company's transactions were closed during the holding period or within four days following the expiration thereof and 6.6% remained open. Of the transactions closed within such period, approximately (i) 64.1% of the customers' checks were redeemed with cash and (ii) 24.4% were redeemed and immediately followed by "same day" transactions with the customer and 11.5% were extended, depending upon the Company's procedures and applicable state law. Of the 6.6% of transactions that remained open following the holding period, as of July 13, 1998, approximately 77.1% were ultimately closed and 12.9% (0.9% of the total transactions) were charged off, and the remaining 10.0% remain outstanding.

  The Company emphasizes a professional approach to collections that is designed to maintain a positive public image. Once a check is delinquent, store employees contact customers and encourage them to honor their checks. The Company's practice is to charge off those checks that, as of the fifth day of each month, have remained in default for a period of at least 30 days. Following charge off, the customer's account is referred to the Company's centralized internal collection department, which continues to contact the customers. In addition to providing an effective means of tracking and verifying the frequency and amount of the Company's bad debts, the Company's centralized internal collection procedures serve an important monitoring and internal audit function.

MARKET FOR COMPANY'S SERVICE

  Historically, consumers have satisfied their short-term cash needs by choosing from among the following alternatives: (i) charge cards, credit cards, home equity lines of credit, and bank overdraft lines of credit, (ii) unsecured loans from banks and finance companies, (iii) loans from friends and family members, (iv) payroll advances from employers, (v) title pawn loans or pawn shop transactions, (vi) sales of personal assets, (vii) overdrawing their personal bank accounts or (viii) defaulting on obligations.

  The Company believes that these traditional alternatives have not adequately satisfied consumers' needs and that the Company's business has developed in response to various shortcomings and disadvantages presented by such alternatives. Specifically, the Company believes that these alternatives are unattractive to many consumers for the following reasons: (i) consumers may dislike the complexity, inconvenience, or lead time associated with such alternatives, (ii) the minimum amount required to be borrowed or the repayment or other terms may be unsatisfactory in light of the consumers' needs, (iii) consumers may be ineligible by virtue of credit or other criteria, (iv) consumers may be unwilling or unable to pay the high costs of NSF and overdraft fees charged by banks and merchants or (v) consumers may fear the personal embarrassment that may result from the denial of credit or from approaching friends and family members for money. Management believes that its customers prefer the ease, convenience and simplicity of the Company's service.

  The Company's business, unlike that offered by these traditional alternatives, provides customers with a simple, convenient, confidential means of quickly obtaining small amounts of short term cash, with a single up-front fee and payment due generally as of the date of the customers' next paycheck. In addition, management believes that the Company's customers prefer (i) to have the ability to redeem their checks rather than having them deposited and
(ii) to pay the one-time flat fee charged by the Company as opposed to the ongoing finance charges associated with other alternatives. Moreover, because the Company does not require its customers to provide collateral or to satisfy traditional credit criteria, the Company believes that it eliminates the consumer's fear of credit denial. Management further believes that a primary reason for the growth in its business is the high cost of NSF assessed by both banks and merchants and the high finance costs charged by financial service providers for small amounts of short-term cash.

  The Company's check cashing service is distinct from the services provided by traditional check cashers. Traditional check cashers generally operate in low-income neighborhoods of urban areas, providing a diverse range of consumer financial products and services primarily consisting of third-party check cashing, money orders, money transfers, consumer loans, insurance and bill payments, and in some cases serve as distribution centers for public assistance benefits and food stamps under government contracts. In contrast, the Company provides only personal check cashing services to those customers who can demonstrate that they are earning an income, work or reside in the area in which the store is located and have an active personal checking account. The Company generally locates its stores in middle-income neighborhoods in high traffic shopping centers with a significant anchor tenant such as a supermarket or a major discount retail store.

GROWTH STRATEGY

  The Company intends to continue its rapid growth through continued implementation of the following strategies:

 . Open New Stores. The Company plans to increase revenue and profits primarily by opening new stores. The Company has grown from two stores in 1993 to 266 as of June 30, 1998 exclusively from internal expansion. Management believes new store development is currently more economical than growth through acquisition because of the relatively low cost of opening new stores as compared to acquiring and integrating existing stores. During 1997 and the first six-months of 1998, under the existing operational framework, the Company opened 5 to 30 new stores per month, with an average of 9 new stores per month in 1997 and 15 per month in 1998.

 . Enter New Markets and Develop Existing Markets. The Company seeks to develop its markets in a systematic, progressive fashion. The Company generally expands into states that, in the opinion of management, have a favorable cash advance regulatory scheme. The Company analyzes the regulatory environment of each market and reviews demographic information to determine the numbers and profiles of potential customers. The Company enters into and develops its targeted markets in a progressive "clustered" fashion, initially locating a sufficient number of stores in a given area to realize efficiencies of scale and to maximize the effectiveness and efficiency of store opening costs, recruiting and training and advertising and promotional efforts. The Company generally locates its stores in middle income neighborhoods in high traffic shopping centers with a significant anchor tenant such as a supermarket or major discount retail store. Following entry into a new market, the Company opens additional stores within the area to further develop the cluster and to capture more of the market area. Generally, the Company continues to expand within a particular market as long as management believes that market will provide profitable incremental sales volume.

 . Develop Brand Awareness. The Company seeks to establish brand name awareness of its stores and its service in order to establish long-term franchise value. The Company operates under the federally registered service marks Check Into Cash(R), Quick, Easy and Confidential!(R) and Bob Cash(R) and the logos Check Into Cash and Bob Cash. The Company uses aggressive advertising campaigns to promote its business in its markets. The Company also believes that providing fast, personalized and courteous service in a clean and professional environment promotes the Company's image and leads to referral business.

 . Increase Same Store Revenues. The Company has historically pursued its growth strategy by rapidly opening clusters of stores in new geographic markets; however, the Company also believes that there is additional growth potential in most of its existing markets. The Company expands same store revenues through advertising and promotional campaigns. Management intends to increase same store revenues by continuing to emphasize its customer referral program. For the six months ended June 30, 1998, the Company attributed approximately 27.2% of the new business that it received to customer referrals.

 . Emphasize a High Standard of Customer Service. Fast, personalized customer service is critical to the Company's ability to generate repeat and referral business. The Company emphasizes courteous service and encourages store employees to recognize and develop good relationships with their customers. The Company also maintains a toll-free customer service line and a dedicated Internet e-mail address for customer service inquiries. Management believes that its service-oriented strategy has been successful and that a significant percentage of the Company's customers are repeat customers or referrals from existing customers. This emphasis on customer service also reinforces the Company's credibility with its customers, builds customer loyalty and minimizes customer complaints. For the six months ended June 30, 1998, approximately 89.2% of the Company's transactions were with repeat customers and the remaining 10.8% of transactions were with new customers. For the 12 months ended June 30, 1998, the Company's customers completed an average of approximately 12.6 transactions, including "same day" or extended transactions. Management attributes the Company's success in attracting repeat customers to the professional manner in which the Company's employees approach each transaction.

STORES

  The Company's stores are located in the States of California, Illinois, Indiana, Iowa, Kentucky, Mississippi, Missouri, North Carolina, Ohio, Tennessee, Washington and Wisconsin. As of June 30, 1998, the Company had 266 stores. The following table provides a breakdown of (i) the number of stores located in each state, and
(ii) the percent of revenues attributable to such stores, for each of the periods presented:

                                                 YEARS ENDED DECEMBER 31,                               SIX MONTHS
                      -------------------------------------------------------------------------------      ENDED
                           1993            1994            1995            1996            1997        JUNE 30, 1998
                      --------------- --------------- --------------- --------------- --------------- ---------------
                      NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT  NUMBER PERCENT
                        OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL   OF   OF TOTAL
                      STORES REVENUES STORES REVENUES STORES REVENUES STORES REVENUES STORES REVENUES STORES REVENUES
                      ------ -------- ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
Tennessee............    2    100.0%     9    100.0%    25     84.4%    28     51.9%    29     28.2%    31     15.1%
Kentucky.............                                    8      3.6      9     12.7      9     11.5     10      6.9
Indiana..............                                   18     11.9     23     31.3     25     24.8     26     14.5
Illinois.............                                    1      0.1      6      3.7     11      9.2     13      9.2
Wisconsin............                                                    3      0.4     17      7.2     18      7.5
California...........                                                                   32      3.0     54     13.5
Iowa.................                                                                   11      3.5     11      5.7
North Carolina.......                                                                    8      0.4     28      8.3
Ohio.................                                                                   34     12.2     38     17.5
Missouri.............                                                                                   12      0.7
Washington...........                                                                                   11      1.0
Mississippi..........                                                                                   14      0.1
                       ---    -----    ---    -----    ---    -----    ---    -----    ---    -----    ---    -----
                         2    100.0%     9    100.0%    52    100.0%    69    100.0%   176    100.0%   266    100.0%
                       ===    =====    ===    =====    ===    =====    ===    =====    ===    =====    ===    =====

  The Company enters into and develops its targeted markets in a progressive "clustered" fashion, initially locating a sufficient number of stores in a given area to maximize the effectiveness and efficiency of store opening costs, recruiting and training and advertising and promotional efforts. Prior to entering a market, the Company's development department analyzes the market's demographic information, applicable laws and regulations, the proximity of competitors, traffic counts, area population, accessibility and cost. Management believes that most consumers reside within a five-mile radius of the store that they visit and that the convenience of a store's location is extremely important to customers. As a result, management seeks to open each new store within three miles of the market area that it is intended to serve. Stores are typically located in shopping centers that contain a large anchor tenant, usually a supermarket or major discount retail store, and other compatible tenants such as auto parts retailers, drugstores, convenience stores and fast food outlets. The surrounding area is typically populated with a high concentration of middle-income consumers. Following entry into a new market, the Company opens additional stores within the area to further develop the cluster and to capture more of the market area.

  Once a lease has been signed, the Company begins to prepare the location for the store opening. The preparation of each leased premises requires approximately two weeks at a cost of approximately $20,000 per store. The Company's typical store contains approximately 1,200-1,500 square feet consisting of a customer waiting area, customer service counter and a small office. Stores are well lighted and decorated to provide a professional and comfortable atmosphere. Stores opened during the year ended December 31, 1997 averaged 4.5 months for revenues to increase to a level that equaled operating expenses. Moreover, for the year ended December 31, 1997, it averaged nine months for the Company to recapture the initial capital investment and operating losses incurred during the initial 4.5 month period.

MARKETING

  The Company markets its services primarily through radio, television, print, yellow pages, direct-mail and billboard advertising and the Company's customer referral program. For the six months ended June 30, 1998, the Company attributed 27.0% of the new business that it received to customer referrals, 26.0% to direct location signage, 17.0% to radio advertising and 13.0% to television advertising. The Company's television, radio and direct-mail advertising explains how to use the Company's services and emphasizes the Company's quality of service, convenience and competitive rates. The Company provides a credit of up to $20 towards the fee on the referring customer's next transaction with the Company in exchange for successfully referring a new customer to the Company. The opening of a cluster of stores is followed by intensive advertising and promotions in the stores' area of dominant influence to educate consumers as to the Company's services, generate brand awareness and develop an initial customer base. Management believes that, by focusing on opening stores in multiple locations within a market and targeting advertising efforts towards the stores' area of dominant influence, the Company increases the effectiveness of its advertising expenditures.

THE CUSTOMER TRANSACTION

  A typical transaction for a new customer begins when that customer needs short-term cash and visits one of the Company's stores. The customer is required to produce the following items: (i) a valid driver's license or other acceptable form of identification, (ii) a copy of his or her most recent bank statement which must reflect that the customer has a local, open checking account, which, in the Company's judgment, is active and (iii) his or her most recent payroll stub or other acceptable proof of income. In addition, each customer must satisfy two of the following three criteria: reside, work and bank locally. The customer also completes an information statement, which requires the customer to supply certain demographic, employment and other information including addresses and phone numbers at which the customer may be contacted.

  Prior to opening an account for the customer, the employee must search the records of Tele-Track(R) ("Tele-Track"), a database service that maintains records of uncured defaults with other Tele-Track subscribers. As of the date of this Prospectus, approximately 25.0% of the Company's stores access the Tele-Track service via modem and 75.0% use touchtone telephones followed by receipt of facsimile responses from Tele-Track. Management believes that, within six months, all of the Company's stores will access the Tele-Track system via modem. Upon receipt of a search request from the Company, the transaction inquiry is simultaneously entered into the Tele-Track database. The employee then completes a customer approval checklist to ensure that he has not overlooked any steps or failed to obtain any required information. Following this approval process, a customer file folder is created and a computer-generated account number is assigned.

  The employee then explains the terms of the transaction to the customer and asks the customer to execute the check cashing agreement. The agreements, which are a standard form developed by the Company with counsel, are generated by the stores' computer systems and customized to comply with state regulatory requirements. The computer systems require each portion of the agreement to be completed before the agreement can be printed and a transaction may be completed. The agreement provides that the customer will deliver a check payable to the Company, the face amount of which generally is equal to the sum of (i) the cash advanced and (ii) a prescribed fee, which is calculated according to guidelines established by the Company for each state in which it operates. The face amount of the check generally may not exceed 50.0% of the customer's net "take home" pay for their next paycheck. In exchange for its receipt of the check, the Company advances cash to the customer and agrees to hold the check until it is redeemed by the customer or until a short holding period has expired. The holding period typically extends from the date the check is cashed to the date of the customer's next paycheck, but generally does not exceed 17 days.

  After a new customer has established a relationship with one of the Company's stores, the procedures for a subsequent transaction are less burdensome. Repeat customers are required only to tender a check and execute a new check cash agreement without being re-approved. The computer located in each store has a "pop-up" feature that requires store employees to verify and update the information contained in a customer's file folder every six months before doing business with that customer again.

SERVICING AND COLLECTIONS

  The Company emphasizes a professional approach to collections that is designed to maintain a positive public image. If on the last day prior to the expiration of the holding period (the "pickup date") a customer has not redeemed his check, the Company places a courtesy telephone call to the customer to remind him that his outstanding check will become due the next day. If the customer fails to redeem his check on the pickup date, the Company initiates its internal collection procedures the following morning.

  The Company first contacts the customer's bank to verify the availability of funds in the customer's checking account. In the event that the necessary funds are available, the Company presents the check to the customer's bank and receives a cashier's check in exchange. If, however, the customer's checking account does not contain adequate funds, the Company telephones the customer on a daily basis to remind them of their payment obligation. Employees who make contact with customers are instructed to politely encourage the customer to redeem his check and to refrain from threatening or arguing with the customer.

  The Company delivers a notice letter to any customer whose check remains due for three days and whom the Company has been unable to contact, and, if the check remains due for five days without contact, an employee of the Company may make a field call to the customer's residence. Once a check has remained due for 10 days without contact, the Company sends a certified notice letter to the customer if a suitable commitment to repay has not been received. The Company's practice is to charge off those checks that, as of the fifth day of each month, have remained in default for a period of at least 30 days. Following charge off, the customer's account is referred to the Company's centralized internal collection department, which continues to contact the customers. In addition to reducing the Company's bad debt expense, the Company's centralized internal collection procedures serve an important monitoring function, reducing employee theft.

  Once a check has been charged off, the customer's account is removed permanently from the store's eligible customer list and the amount outstanding is written off as a bad debt. Every store is provided with the identity of the customer whose check has been charged off and the account is then turned over to the Company's internal collection department, which continues to attempt to contact the customer. Members of the Company's internal collection department apply the same professional approach to collection as the store employees, and, in addition, are authorized to develop payment plans to assist customers in honoring their debt. The Company does not presently employ an outside collection agency.

ORGANIZATIONAL STRUCTURE AND PROCEDURES

  The Company's 266 stores are organized into three divisions. A divisional vice president directs five to seven regional managers who are in turn responsible for 10 to 15 stores each. Divisional vice presidents are experienced executives who report directly to the President. Regional managers reside in the regions that they supervise and monitor individual store performance on a daily basis. Each store is typically staffed with a manager and either an assistant manager or a customer service representative (a "CSR"). Individual store managers are responsible for customer relations, development of new accounts, cash entries, staffing and training and collections. Management at the Company's corporate offices directs and coordinates planning and controls, advertising and marketing, employee training and personnel matters. Operations personnel at the Company's corporate offices evaluate the performance of each store using on-site reviews and daily reports on operations.

  The Company distributes to all its employees written procedures and policies covering all aspects of store-level operations. These policies and procedures have been established to minimize the operating risks inherent in the cash advance business and to maintain uniformity in operations on a national basis. Management is also committed to providing its employees formal, supervised training. CSRs and store managers must complete formal training programs conducted by the Company. Training of new hires is conducted at the largest office in each region by corporate trained personnel. New CSRs typically receive four days of initial orientation followed by two weeks of supervised on-the-job training. A key objective of this training program is to teach new employees how to identify risks associated with cashing customer checks and the steps that can be taken to reduce these risks. Store managers are trained at one of the Company's stores for approximately two or three weeks prior to assignment to their store. After such assignment, the store managers are closely monitored on a daily basis for two to three months.

  The Company has structured its compensation arrangements to provide divisional, regional and store-level manager's with an incentive to increase store revenue and profits. Store managers receive a monthly commission based on their store's performance as measured by: (i) growth in numbers of held checks, (ii) delinquencies rates and (iii) losses. Division and regional managers receive commissions based on the performance of the group of stores for which they are responsible.

  All store cash is deposited at the end of the business day with that store's bank. The deposit is reconciled against the transactions performed at each store by the Company's centralized accounting department on a daily basis. In addition, the Company's regional managers perform periodic internal audits and the Company employs two full-time auditors who perform cash audits on a random basis. The Company has also implemented various programs and systems (including alarms and security cameras) to reduce the risk of third party theft and to provide security for its facilities and employees. The Company also maintains insurance coverage for theft.

MANAGEMENT INFORMATION SYSTEMS

  The Company employs a number of information systems and internal reporting processes to monitor the daily operations of each store and to gather information relating to its customers. These systems provide management with daily, weekly, monthly or year-to-date reports detailing key operational statistics for all stores. These systems have enabled the Company to expand its operations while maintaining a high degree of control over revenues, expenses and customer transactions. The Company believes that the following reporting procedures provide a significant competitive advantage over small local cash advance providers.

  At the end of each business day, each store manager completes and delivers to the appropriate regional manager (i) a report summarizing the store's transaction history for that day, the amount of checks held and present cash position, and (ii) a past due report detailing the status of payments and any collection efforts that have been made with respect to each customer account that is overdue. In addition, the store manager faxes to the Company's accounting department copies of any deposit slips, together with an exception report that explains any difference between the deposit slips and the amount of cash that should have been received and deposited. Divisional vice presidents and senior executives review group summaries, and exceptions to Company standards are addressed each day.

  On a weekly basis, store managers complete and deliver to the appropriate regional manager a held check summary, time sheets completed by each employee and a past due report summary. On a monthly basis, store managers mail to the appropriate regional manager all mileage and expense reports and copies of any correspondence with customers. On a monthly basis, store managers also mail any charge off requests to the collection supervisor at the Company's corporate offices.

  The Company equips each of its stores with an on-site computer. Employees create a customer account for each customer and record each transaction that is consummated as well as each collection action that is taken. Each night all newly entered information in each store's computer is downloaded to the central computer at the Company's corporate office. The data maintained by the store computers and the central computer are regularly backed-up. The Company uses the central computer's records to verify the written reports regularly delivered by the store managers. In addition, these records are used by the Company's internal auditors who regularly visit each store to ensure that there are no discrepancies between the records maintained at each store and those maintained on the central computer system.

  The Company presently has no plans to upgrade or replace its central computer system or any of the computers at its store locations, and management believes that the Company's central computer will adequately handle up to 1,000 stores without modification or upgrade.

COMPETITION

  The cash advance industry is highly fragmented and highly competitive, and there is significant competition within each of the markets in which the Company operates. Competition within the industry is based primarily on store location, convenience and customer service. Most of the Company's competitors are small, owner-operated stores that operate in a limited geographic area. Management believes that most store owners operate fewer than 20 stores. Management believes that, in many cases, these stores are operated by individuals who lack the capital resources and marketing expertise to expand their business, increase their profitability and compete effectively with larger operations.

  The Company believes that larger companies are able to operate more efficiently and provide a higher level of customer service than smaller companies. Management believes that these competitive advantages are the result of greater managerial and financial resources as well as economies of scale related to systems and marketing expenses. Management believes that these factors present an opportunity for well-capitalized operators to open additional businesses and create a high level of brand recognition and customer loyalty. In this regard, the Company faces competition from at least three large privately held check cashing chains. In addition, several large chains of traditional check cashing outlets are moving into cash advance services.

  In addition to other cash advance stores, the Company competes with banks, credit card issuers, pawn shops, title pawn establishments and other financial service entities and retail business that provide short-term loans. The Company could face additional competition as an increasing number of traditional check cashers, pawn shops, commercial banks and other retail outlets add cash advance services to their financial product portfolios.

GOVERNMENT REGULATION

  The Company is regulated in each state in which it operates as (i) a consumer lender, (ii) a provider of deferred deposit services or (iii) a lender or deferred depositor, as authorized pursuant to a check cashing statute. In each state, the Company is licensed and regularly audited by a state supervisory agency. In addition, the Company is required to comply with certain federal regulations governing consumer protection and lending practices.

  State Small Loan Laws. In the states of Illinois, Indiana, Missouri, Washington and Wisconsin, the Company is licensed as a consumer lender. In these states the Company completed a licensing application process before doing business. The license is issued by the agency having general supervisory authority over financial institutions in the state. A separate license is required for each location. The Company is required to maintain its records for a designated period of time and to submit to regular audits by the state regulatory agency. These statutes generally establish a schedule of allowable fees that the Company may charge its customers and limit the size and number of loans that the Company may have with any one customer at any given time. In addition, these statutes require that the Company provide its customers with certain contractual disclosures explaining various aspects of their loan, such as principal, fees, annual percentage rate ("APR") and due dates. Finally, these statutes regulate the nature of the Company's advertising.

  State Deferred Deposit Laws. In Iowa, Kentucky, South Carolina and Tennessee, the Company is licensed as a provider of delayed, or deferred deposit, or presentment services. In these deferred deposit states the Company is authorized to accept, or cash, checks and hold them for a designated period of time within which the customer may redeem the check or the Company may deposit it for payment by the customer's bank. In these states, the Company is also required to be licensed by the state agency having general supervisory authority over financial institutions. The Company is required to complete a formal application process prior to receiving its license, which includes the provision for a minimum capital requirement for each location. A separate license is required for each location. The Company is also required to maintain its records for a designated period of time and to submit to regular audits by the state regulatory agency. The applicable state statutes generally establish a schedule of allowable fees that the Company may charge its customers and limit the size and number of transactions that the Company may have with any one customer at any given time.

In addition, the Company is required to provide its customers with certain contractual disclosures explaining various aspects of the transaction, such as cash advanced, the fee for deferring deposit of the customer's check and such fee expressed as an APR. These statutes also prohibit the Company from enforcing its transactions with its customers by use of the state's criminal bad check laws.

  State Check Cashing Laws. In California, Mississippi and North Carolina the Company is regulated as a check casher. In these states the Company is authorized to defer the deposit of personal checks that it cashes, or accepts, for a designated fee. These statutes require the Company to be licensed by the agency charged with the general supervisory authority over financial institutions. In each check cashing state, the Company is required to complete a formal application process prior to receiving its license to cash checks. In each check cashing state, the Company is required to maintain its records for a designated period of time and to submit to regular audits by the state regulatory agency. The size and number of transactions that the Company can have outstanding with any one customer is limited and the Company must provide its customers with contractual disclosures explaining various aspects of its transaction, such as the amount of cash advanced, fee for the advance and that fee expressed as an APR. In Ohio the Company is also regulated as a check casher, but its transaction is authorized as a check cashing loan. As such, the Company must also apply for an additional endorsement allowing it to engage in the business of check cashing loans.

  Federal Regulation. The Company's loan activities are subject to certain federal regulation, including the Truth-in-Lending Act ("TILA"), the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act ("FCRA") and the regulations promulgated for each. In addition, some of the check cashing and deferred deposit statutes require that TILA disclosures be given to customers. These laws require that Company to provide disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory lending practices and proscribe unfair credit practices. TILA and Regulation Z promulgated thereunder require, among other things, disclosure of pertinent elements of consumer credit transactions, including the dollar amount of the finance charge and that charge expressed in terms of an APR. The ECOA prohibits creditors from discriminating against loan applicants on the basis of race, sex, age or marital status. Pursuant to Regulation B promulgated under the ECOA, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The FCRA requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency.

EMPLOYEES

  As of June 30, 1998, the Company had approximately 575 employees, including 72 corporate and general administrative employees, three divisional vice presidents, three divisional directors, 24 regional directors and 266 store managers. None of the Company's employees are covered by a collective bargaining agreement nor has the Company ever experienced a work stoppage. The Company believes that its relationship with employees is satisfactory.

PROPERTIES

  The Company's corporate headquarters consist of 13,800 square feet that the Company leases at four locations in Cleveland, Tennessee for an aggregate of $6,546 per month. The leases for the four locations expire in December 2006, December 2005, March 2001, and May 1999. The Company presently intends to renew these leases upon their expiration. The Company intends to expand its headquarters in the future to support additional growth.

  The Company leases all of its store locations, typically for a term of three to five years. Each store generally consists of 1,200 to 1,500 square feet at an average monthly lease rate of $1,234. The 266 store leases expire at various times through the year 2003, of which 43 will expire on or before June 30, 1999. Most of the store leases contain renewal options for additional periods at rental rates adjusted according to agreed upon formulas.

LEGAL PROCEEDINGS

  On March 4, 1996, a class action lawsuit was filed in the Circuit Court for Bradley County, Tennessee against a wholly-owned subsidiary of the Company, and W. Allan Jones, Jr., the Company's Chief Executive Officer, individually. This lawsuit, which alleged common law fraud as well as violations of TILA, the Tennessee usury statute, and the Tennessee Consumer Protection Act, sought injunctive relief and money damages. Although the Company believes this lawsuit was without merit, on September 19, 1997, the Company entered into a settlement agreement in order to allow management to focus its resources on the Company's operations. On January 21, 1998, the Court approved the settlement and entered an order of Final Judgment and Dismissal. The settlement agreement established a settlement fund of $1,380,000 for the benefit of class members, $23,000 for notice administration and $598,000 for the attorneys representing the class. On June 2, 1998, the court ordered settlement notices to be sent to an additional 5,939 class members, granted preliminary approval of an additional $166,000 to be included in the settlement fund, authorized an additional $33,000 of attorney fees to class counsel, ordered that claim forms be sent to all class members and scheduled a hearing on August 6, 1998 to consider any objections to the settlement that might be filed by any of the additional 5,939 class members. On July 9, 1998, representative plaintiffs filed a motion alleging that the Company collected and continues to collect money from class members for transactions which occurred prior to October 1, 1997, and that such collections violate the judgement and orders of the Court. The Company does not believe that the motion will result in a material liability to the Company and intends to vigorously defend against it.

  On April 28, 1998, a class action lawsuit was filed against Check Into Cash of Kentucky, LLC, a wholly-owned subsidiary of the Company ("CIC of Kentucky") and W. Allan Jones, Jr., individually, in the United States District Court of Eastern Kentucky. The lawsuit claims violations of TILA, violation of the Kentucky Disclosure of Finance Charge on Installment Credit Transaction Act, violation of the Kentucky usury statute, violation of the Kentucky Consumers Loans Act, violation of the Kentucky Consumer Protection Act and violation of the RICO Act. CIC of Kentucky and Mr. Jones have moved the Court to dismiss all counts for failure to state a claim and for lack of personal jurisdiction over Mr. Jones. CIC of Kentucky has asserted its licensure under the Kentucky Check Cashing Act as a complete defense. The Company believes this lawsuit to be without merit and intends to vigorously defend against it.

  On June 1, 1998 an adversary proceeding was filed against CIC of Kentucky in the Bankruptcy Court for the Eastern District of Kentucky alleging that its licensed check cashing transaction with a debtor violated the Kentucky usury statute and that agents of CIC of Kentucky violated the automatic stay provisions of 11 U.S.C. (S) 362 by contacting the debtor via phone after she had filed for bankruptcy and attempted to coerce the debtor to pay. The Company believes this adversary proceeding to be without merit and intends to vigorously defend against it.

  In addition, the Company is from time to time involved in other litigation incidental to the conduct of its business, none of which the Company believes to be material.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers and directors of the Company and their ages as of July 29, 1998, are as follows:

      NAME                  AGE                           POSITION
      ----                  ---                           --------
   W. Allan Jones, Jr......  45 Chairman of the Board, Chief Executive Officer and Director
   Steve M. Scoggins.......  37 President, Chief Operating Officer and Director
   J. Samuel Choate, Jr....  50 Executive Vice President and General Counsel
   Frederick Krosner.......  62 Executive Vice President, Treasurer, Controller and Director
   Henry E. Ryan...........  37 Vice President--Development

  W. ALLAN JONES, JR. has been Chairman of the Board and Chief Executive Officer of the Company since December 1996. Mr. Jones also served as President of the Company from 1993 through July 1997. Mr. Jones has served as Chairman, President and Chief Executive Officer of Credit Bureau Services, Inc. and affiliated companies since 1976. He served on the Board of Directors of Interfed Savings Bank, a publicly traded bank located in Chattanooga, Tennessee from 1990 to 1992.

  STEVE M. SCOGGINS has been the President and Chief Operating Officer of the Company since July 1997 and a Director of the Company since December 1996. Prior to that appointment, Mr. Scoggins served in a number of senior management positions with the Company since January 1994, including Resource Development Director, Senior Vice President of Operations and Executive Vice President of New Business Development. Prior to joining the Company, Mr. Scoggins was the Vice President of Human Resources and the Director of Training for McKenzie Development Corporation, a rental purchase company located in Cleveland, Tennessee.

  J. SAMUEL CHOATE, JR. has been Executive Vice President and General Counsel of the Company since April 1998. Prior to joining the Company, Mr. Choate was the principal of Choate & Associates, P.C., a private law firm based in Alexandria, Virginia.

  FREDERICK KROSNER has served as the Executive Vice President, Treasurer and Controller of the Company since May 1998 and has been a Director of the Company since December 1994. From December 1994 to May 1998, Mr. Krosner served in a number of senior management positions with the Company. From 1991 to 1994, Mr. Krosner was the President of First Thermal Systems, a manufacturer of industrial furnaces that filed for bankruptcy in 1994 and was subsequently liquidated. Mr. Krosner is a Certified Public Accountant.

  HENRY E. RYAN has been Vice President--Development of the Company since November 1996. Prior to that appointment, Mr. Ryan served in a number of management positions with the Company since July 1995. Prior to joining the Company, Mr. Ryan was a Regional Development Director of Studio Plus, Inc., an extended stay hotel company located in Lexington, Kentucky.

BOARD OF DIRECTORS

  The Company's Board of Directors (the "Board") currently consists of three members who will serve a term expiring at the Company's 1999 annual meeting of stockholders. The Company intends to add two directors who are not executive officers of the Company (the "Outside Directors") within 90 days after listing on the Nasdaq National Market. It will be necessary for the Company to appoint these Outside Directors within the 90-day period to maintain its Nasdaq National Market listing. Failure to appoint such Outside Directors could result in delisting of the Common Stock from the Nasdaq National Market.

  The Company's Certificate provides that the Board of Directors shall consist of three classes of directors serving for staggered terms, beginning with the 1999 annual meeting of stockholders. The Board of Directors will be divided as equally as possible into Classes I, II and III, with the directors elected to such classes at the 1999 annual meeting of stockholders serving initial terms of one, two and three years, respectively. Upon the expiration of such terms, all classes of directors will be elected to serve three-year terms.

COMPENSATION OF DIRECTORS

  Prior to the completion of the Offering, each director received a fee of $400 for each quarterly meeting attended in person. Following the completion of the Offering, the Company intends to pay each director who is not an employee of the Company fees of $400 and $200 for each meeting and committee meeting attended in person, respectively. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. In addition, following the completion of the Offering, under the Incentive Plan, directors may receive discretionary grants of options to purchase shares of Common Stock. See "--Incentive Plan."

COMMITTEES OF THE BOARD

  Upon consummation of the Offering, the Board of Directors will establish a Compensation Committee and an Audit Committee. The Compensation Committee will consist of at least two directors who are "disinterested persons" within the meaning of Rule 16b-3, as amended from time to time, under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and will have the authority to determine compensation for the Company's executive officers and to administer the Incentive Plan. The Audit Committee will consist of at least two "outside directors" (as defined above) and will have the authority to review with the Company's independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any, review the scope and results of the Company's internal auditing procedures, consult with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls, approve professional services provided by the independent accountants, review the independence of the independent accountants, and review the range of the independent accountants' audit and non-audit fees.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table summarizes the compensation paid or accrued by the Company for services rendered by the Company's Chief Executive Officer and the Company's other executive officers whose total salary and bonus for 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                              ----------------------------------
                                                  OTHER ANNUAL      ALL OTHER
   NAME AND PRINCIPAL         SALARY   BONUS     COMPENSATION(1) COMPENSATION(2)
        POSITION         YEAR   ($)     ($)            ($)             ($)
   ------------------    ---- ------- -------    --------------- ---------------
W. Allan Jones, Jr. .... 1997 150,000 134,005(3)     588,000(4)       1,200
 Chairman of the Board,
 Chief Executive Officer
 and Director
Steve M. Scoggins....... 1997  94,367  76,095(3)     346,320(5)       4,697
 President, Chief
 Operating Officer and
 Director
Frederick Krosner....... 1997 156,154     --             --           4,685
 Executive Vice Presi-
 dent,
 Treasurer, Controller
 and Director

--------
(1) Excludes perquisites and other personal benefits which for each Named Executive Officer did not exceed the lesser of $50,000 or 10.0% of such individual's salary plus annual bonus.
(2) Represents contributions by the Company under its 401(k) Plan on behalf of the Named Executive Officers.
(3) Includes $26,095 of personal property.
(4) Reflects a reimbursement by the Company of $588,000 for the payment of Mr. Jones' taxes.
(5) Reflects a reimbursement by the Company of $79,920 for the payment of Mr. Scoggins' taxes, which is represented by an account receivable from Mr. Scoggins, one-third of which will be forgiven by the Company each year beginning in 1998, subject to Mr. Scoggins' continuing employment. Also reflects a grant by the Company of 179,760 shares of unrestricted Common Stock to Mr. Scoggins on August 1, 1997, valued at $177,600, or $0.99 per share (based upon an independent third party evaluation, as of such date) and a grant by the Company of 89,880 shares of restricted Common Stock to Mr. Scoggins on January 10, 1997, valued at $88,800, or $0.99 per share (based upon such independent third party evaluation), the restrictions with respect to which lapsed on July 31, 1997, pursuant to Mr. Scoggins' Employment Agreement.

 Stock Options

  The Named Executive Officers were not granted, and did not exercise, any stock options or stock appreciation rights during 1997, and no such options or rights were held by the Named Executive Officers at December 31, 1997. See
Note 7 to the Company's Consolidated Financial Statements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As of the date of this Prospectus, the Board of Directors has not appointed a Compensation Committee or a committee performing similar functions. W. Allan Jones, Jr., Steve M. Scoggins and Frederick K. Krosner participated in deliberations of the Company's Board of Directors concerning executive compensation during 1997. Neither Messrs. Jones, Scoggins, or Krosner, nor any other executive officer of the Company, serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors.

EMPLOYMENT AGREEMENTS

  The Company entered into employment agreements with Steve M. Scoggins on July 31, 1997 and with J. Samuel Choate, Jr. on April 28, 1998. Each employment agreement has a term of three years, with an automatic annual renewal, which may be terminated by either party to such agreement at any time. The employment agreements provide for minimum annual salaries to Messrs. Scoggins and Choate of $150,000 and $325,000, respectively. In addition, Mr. Scoggins' agreement provides for (i) the lapse of all contractual restrictions on the 89,880 shares of restricted Common Stock granted to Mr. Scoggins pursuant to a Restricted Stock Agreement with the Company, dated as of January 10, 1997, (ii) a grant to Mr. Scoggins of an additional 179,760 shares of unrestricted Common Stock, and (iii) the payment of an automobile allowance and country club dues. Mr. Choate's agreement provides for (i) the use of an automobile, (ii) the grant to Mr. Choate of options to purchase 251,686 shares of Common Stock at $7.88 per share, vesting at varying amounts over a four-year period, and (iii) the payment of certain insurance premiums, country club dues, professional licensing expenses, moving expenses, and certain expenses in connection with the winding up of the affairs of Choate & Associates, P.C.

  The Company may terminate either employment agreement at any time. Each employment agreement provides that upon its termination by the executive for "good reason" or by the Company other than for cause, death, disability or retirement, the executive shall receive all accrued obligations that remain unpaid plus an amount equal to one year's base salary, in the case of Mr. Scoggins, or up to two full years' base salary, in the case of Mr. Choate. Additionally, each employment agreement provides that upon such termination, the executive is entitled to continue to participate in the Company's benefit plans for one year and to receive certain other benefits. If the termination is by the Company for cause, death, or disability or by the executive for other than "good reason," the executive will be entitled only to receive payment of his accrued obligations and certain other benefits; provided that upon Mr. Choate's death, disability, or retirement, the option granted pursuant to his employment agreement shall vest and, in the event the Common Stock is not then freely tradeable, he shall have the right to require the Company to repurchase some or all of the option shares at their fair market value. Similarly, in the event Mr. Scoggins' employment agreement is terminated by reason of his death and the Common Stock is not then freely tradeable, Mr. Scoggins' estate shall have the right to require the Company to purchase some or all shares then owned by Mr. Scoggins.

  The Company entered into employment agreements with Henry E. Ryan on August 1, 1997 and with Frederick Krosner on May 1, 1998. Employment under each agreement is at will and may be terminated by either party at any time. The agreements provide for minimum annual salaries to Messrs. Ryan and Krosner of $60,000 and $170,000, respectively. In addition, Mr. Ryan's agreement provides that in the event the Company terminates such agreement for any reason, he shall be entitled to receive an amount equal to the greater of $30,000 or six months' base salary as severance pay. Mr. Krosner's agreement similarly provides for severance pay in an amount equal to one year's base salary. The agreements also provide for the grant to Messrs. Ryan and Krosner of options to purchase 55,359 and 57,299 shares of Common Stock at $1.81 and $7.88, respectively.

  Each of the agreements between the Company and Messrs. Scoggins, Choate, Ryan, and Krosner prohibit, for certain periods of time following the termination of his employment, the executive's disclosure and use of confidential information, his solicitation of certain employees of the Company, and his competition with the Company within a certain geographic area.

INCENTIVE PLAN

  The Check Into Cash, Inc. Amended and Restated 1997 Long-Term Incentive Plan was adopted by the Board of Directors of the Company on May 1, 1998 and was approved by the Company's stockholders on that date. A summary of the Incentive Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Incentive Plan.

  General. The purpose of the Incentive Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees, officers, consultants and directors to those of the stockholders, and by providing such persons with an incentive for outstanding performance. As of June 30, 1998, there were approximately 575 persons eligible to participate in the Incentive Plan.

  The Incentive Plan authorizes the granting of awards ("Awards") to key employees, officers, consultants and directors of the Company or its subsidiaries in the following forms: (i) options to purchase shares of Common Stock ("Options"), which may be incentive stock options or non-qualified, (ii) stock appreciation rights ("SARs"); (iii) performance shares ("Performance Shares"); (iv) restricted stock ("Restricted Stock"); and (v) other stock-based awards.

  Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Common Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a SAR or Performance Share) is 561,750. The maximum number of shares of Common Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Incentive Plan to any one participant is 394,500. The maximum fair market value of any Awards (other than Options and SARs) that may be received by a participant (less any consideration paid by the participant for such Award) during any one calendar year under the Incentive Plan is $500,000.

  Administration. The Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee has the power, authority and discretion to: (i) designate participants; (ii) determine the type or types of Awards to be granted to each participant and the terms and conditions thereof; (iii) establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Incentive Plan; and (iv) make all other decisions and determinations that may be required under the Incentive Plan, or that the Committee deems necessary or advisable.

  Awards. The Committee may determine that any Award will be determined solely on the basis of (i) the achievement by the Company or a Parent or Subsidiary of a specified target return, or target growth in return, on equity or assets,
(ii) the Company's, Parent's or Subsidiary's stock price, (iii) the achievement by the Company, Parent or Subsidiary or a business unit of the Company of a specified target, or target growth in, revenues, operating income, net income or earnings per share, or (iv) any combination of the goals set forth in (i) through (iii) above. Furthermore, the Committee reserves the right for any reason to reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. If an Award is made on such basis, the Committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Code or the regulations thereunder). Any payment of an Award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

  No unexercised or restricted Award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualifying domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable Awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any Award upon the participant's death.

  Upon the participant's death or disability during his or her employment or his or her service as a director, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding Awards will lapse. Any Options or SARs or other Awards will thereafter continue or lapse in accordance with the other provisions of the Incentive Plan and the Award Agreement. In the event of a Change in Control of the Company (as defined in the Incentive
Plan), all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding Awards will lapse. In the event of the occurrence of any circumstance, transaction or event not constituting a Change in Control as defined in the Incentive Plan but which the Board of Directors deems to be, or to be reasonably likely to lead to, an effective change in control of the Company, the Committee may in its sole discretion declare all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised to become fully vested, and/or all restrictions on all outstanding Awards to lapse, in each case as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such transaction or event.

  Termination and Amendment. The Board or the Committee may terminate, amend or modify the Incentive Plan without stockholder approval; provided, however, that the Board or the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the Incentive Plan may adversely affect any Award previously granted under the Incentive Plan, without the consent of the participant.

  Benefits to Named Executive Officers and Others. As of June 30, 1998, 364,344 stock options had been granted or approved for grant under the Incentive Plan. Any additional future Awards will be made at the discretion of the Committee. Therefore, it is not presently possible to determine the number or terms of Awards to be made in the future.

  Section 162(m). The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and four other most highly compensated executive officers in excess of $1.0 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100.0% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Incentive Plan may not so qualify.

401(K) PLAN

  The Company sponsors a defined contribution plan (the "401(k) Plan") for eligible employees of the Company under Section 401(k) of the Code. Participants may contribute up to 15.0% of their annual salaries to the 401(k) Plan, subject to certain limitations. All contributions made by an employee are fully vested and are not subject to forfeiture. The Company may make discretionary matching contributions to the 401(k) Plan on behalf of all eligible employees. During the fiscal year ended December 31, 1997, the Company made matching contributions equal to 50.0% of the eligible contribution made by each employee to the 401(k) Plan.

                             CERTAIN TRANSACTIONS

  The Company leases an aircraft from Jones Airways, LLC ("Jones Airways"). Jones Airways is wholly- owned by W. Allan Jones, Jr. and his wife. The terms of the lease dated November 14, 1997, call for a monthly fee of $30,000 plus $750 per flight hour in excess of 30 hours per month, plus certain operating costs. Prior to entering the November 14, 1997 lease, the Company leased an aircraft from Jones Airways pursuant to a lease dated May 2, 1997, for $500 per hour for each hour of use by the Company, plus certain fees. This lease was terminated and succeeded by the November 14, 1997 lease. Fees paid in 1996 and 1997 and for the six months ended June 30, 1998 were $232,000, $295,000 and $511,000, respectively. The Company believes that the terms of the lease are as favorable as could be obtained from unaffiliated third parties on an arm's length basis.

  During 1995, 1996 and 1997, the Company loaned amounts to Mr. Jones and various entities owned by Mr. Jones and his wife pursuant to several promissory notes (the "Jones Notes"). The Jones Notes permit the borrowers thereunder to borrow up to an aggregate of $1.3 million from the Company and each note bears interest at 9.0% per annum. As of June 30, 1998, the aggregate principal amount outstanding under the Jones Notes was $782,000 and aggregate accrued interest equaled $26,000. Mr. Jones intends to repay all amounts owed to the Company under the Jones Notes prior to the commencement of the Offering.

  On August 15, 1996 the Company and Credit Adjustment Bureau, Inc. ("CAB") entered into a promissory note pursuant to which the Company agreed to loan up to $132,000 to CAB. Allan Jones owned 49.0% of CAB. The note bore interest at 9.0% per annum. CAB borrowed an aggregate of $132,000 under the note. On November 1, 1997 CAB was dissolved and all principal and interest on the note was simultaneously written off by the Company.

  On January 1, 1997, Mr. Jones and his wife contributed all of their equity interests in CCT, Creditcorp of Indiana, LLC, Creditcorp of Kentucky, LLC, Creditcorp of Wisconsin, LLC and Jones Management Services to the Company in exchange for 7.5 million shares of Common Stock. On March 31, 1997 and May 1, 1997, Mr. Jones and his wife contributed their equity interests in Creditcorp of Ohio, LLC and Creditcorp of Illinois, LLC , respectively, to the Company in exchange for 1.5 million shares of Common Stock.

  Prior to January 1, 1997, when it became a wholly-owned subsidiary of the Company, Jones Management Services was wholly-owned by Mr. Jones and his wife and provided executive management and advisory services to various other entities owned by Mr. Jones and his wife, including entities which are now part of the Company. Fees for services rendered in 1996 were $106,000.

  During 1995, 1996 and 1997, the Company borrowed an aggregate of $582,000 from Allan Jones and various entities owned by Mr. Jones and his wife pursuant to several promissory notes (the "Company Notes"). The Company Notes bore interest at 9.0% per annum. The entire principal amount of and accrued interest on the Company Notes has been repaid.

  During 1995, 1996 and 1997, Mr. Jones and his wife capitalized several of the Company's subsidiaries in part with an aggregate of $409,000 evidenced by promissory notes which bore interest at 9.0% per annum. The entire principal amount of and accrued interest on the notes has been paid.

  The Company leases properties located in Cleveland, Tennessee (i) from Mr. Jones d/b/a Jones Properties pursuant to a Commercial Lease dated January 20, 1997 for a term of 120 months at a monthly rental rate of $1,250, (ii) from Mr. Jones d/b/a Jones Properties pursuant to a Commercial Lease dated January 20, 1997 for a term of 108 months at a monthly rental rate of $1,250 and (iii) from Jones Properties LLC pursuant to a Commercial Lease dated March 16, 1998 for a term of 36 and one-half months at a monthly rental rate of $1,000.

  Certain of the transactions described above may be on terms more favorable to officers, directors and principal stockholders and their affiliates than they could obtain in a transaction with an unaffiliated party.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 29, 1998, and as adjusted to reflect the sale of Common Stock offered hereby, by: (i) each director of the Company who beneficially owns Common Stock; (ii) each Named Executive Officer of the Company; (iii) all directors and executive officers of the Company as a group;
(iv) each person known to the Company to beneficially own more than 5% of the outstanding Common Stock; and (v) the Selling Stockholder. Unless otherwise indicated, shares of Common Stock all are owned directly and the indicated person has sole voting and investment power.

                           SHARES BENEFICIALLY
                                  OWNED                       SHARES BENEFICIALLY
                          PRIOR TO OFFERING (1)   NUMBER OF   OWNED AFTER OFFERING
                          -----------------------SHARES TO BE------------------------
          NAME              NUMBER      PERCENT    OFFERED     NUMBER       PERCENT
          ----            ------------ ---------------------- ----------   ----------
W. Allan Jones, Jr.(2)..     8,988,000      97.1     --
Janie Jones (3).........     8,988,000      97.1     --
Steve M. Scoggins.......       269,640       2.9     --
Henry E. Ryan(4)........        55,359         *     --
Frederick Krosner(5)....        57,298         *     --
J. Samuel Choate,
 Jr.(6).................        62,922         *     --
Sirrom(7)...............       487,247       5.0
All directors and
 executive officers as a
 group (5 persons)(8)...     9,433,219     100.0     --

--------
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after the date of this Prospectus or with respect to which such person has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group.
(2) Includes 3,595,200 shares held by Mr. Jones' wife, as to which shares Mr. Jones may be deemed to have beneficial ownership.
(3) Includes 5,392,800 shares held by Mr. Jones, as to which Mrs. Jones may be deemed to have beneficial ownership
(4) Represents options to purchase 55,359 shares of Common Stock that become exercisable on the consummation of the Offering.
(5) Represents options to purchase 57,298 shares of Common Stock that become exercisable on the consummation of the Offering.
(6) Represents options to purchase 62,922 shares of Common Stock that are currently exercisable.
(7) Represents 487,247 shares of Common Stock issuable upon exercise of the Sirrom Warrants, all of which become exercisable on the consummation of the Offering.
(8) Includes options to purchase 175,579 shares of Common Stock that are exercisable or will become exercisable on the consummation of the Offering.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of the Offering, the authorized capital stock of the Company will consist of a total of 45.0 million shares of capital stock. Of the total shares authorized, 40.0 million shares have been authorized as Common Stock, par value $0.01 per share ("Common Stock"), and 5.0 million shares have been authorized as Preferred Stock, par value $0.01 per share ("Preferred Stock").

  The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company's Certificate and Bylaws, and by the provisions of applicable law.

COMMON STOCK

  Shares of Common Stock are identical in all respects and for all purposes. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may issue in the future as described below. As of July 29, 1998, the Company had 9.3 million shares of Common Stock issued and outstanding, all of which was held by three stockholders.

PREFERRED STOCK

  The Board of Directors has the authority, pursuant to the Certificate, to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series without further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. There are currently no agreements or understandings regarding the issuance of Preferred Stock which agreements or understandings will survive the consummation of the Offering, and the Board of Directors has no present intention of issuing any shares of Preferred Stock.

OPTIONS

  561,750 million shares of Common Stock are reserved for issuance under the Incentive Plan. As of July 29, 1998, options to purchase an aggregate of 364,344 shares of Common Stock were outstanding at a weighted average exercise price of $6.95 per share.

WARRANTS

  In connection with the Sirrom Loan, the Company issued to Sirrom warrants to purchase 487,247 shares of Common Stock. In the event that the Sirrom Loan remains outstanding on November 8, 1999, Sirrom will receive an additional 51,561 shares of common stock; if the Sirrom Loan remains outstanding on November 8, 2000, Sirrom will receive an additional 52,115 shares of common stock, at an aggregate exercise price of $0.05. Sirrom has the option to require the Company to redeem the warrants for a period of 30 days prior to the expiration of the Sirrom Loan in November 2001, at a purchase price equal to fair market value, as defined. Upon completion of the Offering, such redemption right terminates.

  In connection with the June 1998 amendment to the Sirrom Loan, the Company issued to Sirrom warrants to purchase 5,415 shares of Common Stock. For each additional borrowing under the amended Sirrom Loan the Company will grant Sirrom additional warrants to purchase shares of Common Stock, up to a total of 0.25 percent of the capital stock of the Company as calculated on a fully diluted basis after exercise. However, the Company presently intends to repay all outstanding borrowings under the Sirrom Loan with proceeds of the Offering, and, as a result, the warrants issued in connection with such amendment will be cancelled.

CERTAIN PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW

  The Company's Certificate and Bylaws contain certain provisions, described below, that could delay, defer or prevent a change in control of the Company that a stockholder may deem to be in such stockholder's best interest.

  Number, Term, Classification and Removal of Directors. The Company's Bylaws provide that the size of the Company's Board of Directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors, but in no case shall the number of directors be less than three. The Company's Certificate provides that the Board of Directors shall consist of three classes of directors serving for staggered terms, beginning with the 1999 Annual Meeting of Stockholders. The Board of Directors will be divided as equally as possible into Classes I, II and III, with the directors elected to such classes at the 1999 Annual Meeting of Stockholders serving initial terms of one, two and three years, respectively. Upon the expiration of such terms, all classes of directors will be elected to serve three-year terms. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest.

  A director may be removed from office only with cause, upon the majority vote of the stockholders, at a meeting for which notice of the removal action was properly given. The directors may fill the place of any director which may become vacant prior to the expiration of his or her term, such appointment by the directors to continue until the expiration of the term of the director whose place has become vacant; or, the directors may fill any directorship created by reason of an increase in the number of directors, such appointment by the directors to continue for a term of office until the next election of directors by the stockholders and until the election and qualification of the successor.

  Call of and Notices Relating to Stockholder Meetings; Actions by Written Consent of Stockholders. The Company's Bylaws provide that special meetings of stockholders may be called at any time only by the Chairman of the Board or the Board of Directors of the Company. Special meetings are to be held at such time and place and on such date as specified in the notice of the meeting. Notice of annual or special stockholders' meetings shall be given not less than ten nor more than 60 days before the date of the meeting, and notice of any special meeting of stockholders shall state the purpose or purposes for which the meeting is called. Actions required to be taken at a stockholder meeting may be taken without a meeting only if the unanimous written consent of the stockholders entitled to vote at such meeting is obtained and delivered to the Company for inclusion in its minute book or other corporate records.

  DGCL Section 203. The Company is subject to the provisions of the Delaware General Corporate Law ("DGCL"), including the provisions of Section 203 prohibiting various "business combinations" involving "interested stockholders" for a period of five years after the stockholder becomes an interested stockholder of the Company. Such provisions prohibit any business combination with a interested stockholder unless either (i) prior to such time, the Board of Directors approves either the business combination or the transaction by which such stockholder became an interested stockholder, (ii) in the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder became the beneficial owner of at least 85% of the outstanding voting stock of the Company which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company, or (iii) subsequent to becoming an interested stockholder, such stockholder acquired additional shares resulting in such stockholder owning at least 85% of the outstanding voting stock of the Company and the business combination is approved by a majority of the disinterested stockholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock options plans of the Company. Under the relevant provisions of Section 203, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested stockholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested stockholder, (ii) the liquidation or dissolution of the Company, (iii) the receipt by an interested stockholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested stockholder. An "interested stockholder" is defined by the DGCL to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 15% or more of the outstanding voting shares of the Company, or any person that is an affiliate of the Company and has, at any time within the preceding two-year period, been the beneficial owner of 15% or more of the outstanding voting shares of the Company. The restrictions on business combinations shall not apply to any person who was an interested stockholder before the adoption of the Bylaw which made the provisions applicable to the Company nor to any persons who subsequently become interested stockholders inadvertently, subsequently divest sufficient shares so that the stockholder ceases to be an interested stockholder and would not, at any time within the five-year period immediately before a business combination involving the stockholder have been an interested stockholder but for the inadvertent acquisition.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the Common Stock. Sales of substantial amounts of shares of the Common Stock in the public market following the Offering, or the perception that such sales could occur could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's ability to raise capital in the future through sales of its equity securities at a time and price which it deems appropriate.

  Upon completion of the Offering, assuming no exercise of outstanding options
or warrants, the Company will have    shares of Common Stock outstanding. Of
these shares, the    shares of Common Stock sold in the Offering will be
freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with Rule 144
described below. The remaining    shares of Common Stock are "Restricted
Securities" as defined in Rule 144. Restricted Securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below.

SALES OF RESTRICTED SECURITIES

  Subject to the provisions of Rule 144 under the Securities Act, beginning 90
days after the Offering,    shares will be eligible for immediate sale in the
public market that are not otherwise subject to certain lock-up agreements among certain stockholders of the Company, including directors, officers and Selling Stockholders and the Underwriters (the "Lock-Up Agreements"). Beginning 180 days after the offering (or earlier with the written consent of
CIBC Oppenheimer Corp. in its discretion), an aggregate of    shares will be
available for immediate sale in the public market upon expiration of Lock-Up Agreements and subject to the provisions of Rule 144.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement containing this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Securities for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell, within any three-month period, a number of shares of Common Stock equal to the greater of one
percent of the shares of Common Stock outstanding (approximately    shares
after giving effect to the Offering) and the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule
144. In meeting the one and two year holding periods described above, a holder of Restricted Securities can include the holding periods of those persons from whom he or she purchased the Restricted Securities. The holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Securities from the issuer or an Affiliate.

OPTIONS AND WARRANTS

  As of July 29, 1998, options and warrants to purchase an aggregate of
851,591 shares of Common Stock were outstanding of which     shares are being
offered hereby by Sirrom. See "Management--Executive Compensation."

  Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

  The Company may file one or more registration statements on Form S-8 under the Securities Act to register 561,750 shares of Common Stock issuable pursuant to the Incentive Plan. Shares of Common Stock covered by these registration statements will thereupon be eligible for sale in the public markets subject to Lock-Up Agreements, if applicable.

  The Sirrom warrants provide that, pursuant to certain "piggyback" registration rights, Sirrom is entitled to include up to an aggregate of 487,247 shares of Common Stock in any registration statement filed by the
Company of which     shares of Common Stock are being registered in connection
with the Offering.

LOCK-UP AGREEMENTS

  The Company, Sirrom, and all executive officers and directors of the Company have agreed, pursuant to Lock-Up Agreements, not to directly or indirectly, without the prior written consent of CIBC Oppenheimer Corp., offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any
rights with respect to an aggregate of    shares of Common Stock, options to
purchase an aggregate of    shares of Common Stock and any securities
convertible or exchangeable for shares of Common Stock beneficially owned by them or any such securities hereafter acquired by them for a period of 180 days after the date of this Prospectus other than (i) certain transfers to immediate family members during the security holder's lifetime or by laws of testamentary or intestate descent, or (ii) certain distributions to such holder's limited partners, stockholders, or other equity holders, as the case may be, provided any such transferee agrees to be bound by the terms of the Lock-Up Agreements.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement among the Company and the underwriters named below (the "Underwriters"), for whom CIBC Oppenheimer Corp. and J.C. Bradford & Co. are acting as representatives (the "Representatives"), each of the Underwriters has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective numbers of shares of Common Stock set forth opposite their names below:

                              NAME                             NUMBER OF SHARES
                              ----                             ----------------
   CIBC Oppenheimer Corp......................................
   J.C. Bradford & Co.........................................
                                                                     ----
    Total.....................................................
                                                                     ====

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

  The Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $  .   per share of Common Stock. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $  .   per share of Common Stock on sales to certain other dealers.
After the initial public offering of the shares, the public offering price, concession and re-allowance to dealers may be changed by the Underwriters.

  The Company has granted the Underwriters an option exercisable during the 30-day period after the date of this Prospectus to purchase up to additional shares of Common Stock, solely to cover over-allotments, if any, at the public offering price less the underwriting discount, as set forth on the cover page of this Prospectus. If the Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

  Prior to the Offering, there has been no public trading market for the Common Stock. Although the Company has applied for the Common Stock to be approved for quotation on Nasdaq, there can be no assurance that any active trading market will develop for the Common Stock or, if developed, will be maintained. The initial public offering price was determined through negotiations among the Company and the Representatives. The factors considered in determining the initial public offering price included the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a short position in the Common Stock for their own account. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if it repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may terminate any of these activities at any time.

  The executive officers, directors and certain stockholders of the Company have agreed with the Representatives not to offer to sell or otherwise dispose of, or transfer, directly or indirectly, any shares of Common Stock they currently own, or any securities convertible into or exchangeable or exercisable for, any rights to purchase or acquire, shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of CIBC Oppenheimer Corp., except that the Company may issue shares in connection with the exercise of stock options granted pursuant to the Company's stock option plans. See "Shares Eligible for Future Sale."

  The Representatives have informed the Company that the Underwriters will not confirm, without customer authorization, sales to their customer accounts as to which they have discretionary trading power.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

  The legality of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters related to the Offering will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the offer and sale of Common Stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Registration Statement and other information filed by the Company with the Commission are also available at the web site maintained by the Commission on the World Wide Web at http://www.sec.gov. For further information pertaining to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                             CHECK INTO CASH, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997, and June
 30, 1998 (Unaudited)....................................................  F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for
 the Years Ended December 31, 1995, 1996, and 1997, and for the Six
 Months Ended June 30, 1997 and 1998 (Unaudited).........................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended De-
 cember 31, 1995, 1996, and 1997, and for the Six Months Ended June 30,
 1998 (Unaudited)........................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996, and 1997, and for the Six Months Ended June 30, 1997 and
 1998 (Unaudited)........................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

  After the stock split discussed in Note 11 to Check Into Cash, Inc.'s consolidated financial statements is affected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
July 9, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Check Into Cash, Inc.:

  We have audited the accompanying consolidated balance sheets of CHECK INTO CASH, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Check Into Cash, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                             CHECK INTO CASH, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    PRO FORMA
                                 DECEMBER 31                      STOCKHOLDERS'
                            -----------------------   JUNE 30,      EQUITY AT
                               1996        1997         1998      JUNE 30, 1998
                            ----------  -----------  -----------  -------------
                                                     (UNAUDITED)    (NOTE 6)
                                                                   (UNAUDITED)
                                   ASSETS
Current assets:
  Cash..................... $  997,212  $ 1,149,925  $ 2,282,009
  Marketable securities....    157,065       81,164       87,854
  Held checks, less allow-
   ance for uncollectible
   checks of $135,000,
   $255,000, and $265,000,
   respectively............  3,466,898    9,847,430   15,119,598
  Other receivables........     21,100      301,739      115,728
  Receivables from related
   parties.................    478,384      666,941      929,093
  Prepaid expenses and oth-
   er......................     32,546      164,779      795,812
  Deferred income taxes....     30,400      885,999      139,502
                            ----------  -----------  -----------
    Total current assets...  5,183,605   13,097,977   19,469,596
                            ----------  -----------  -----------
Property and equipment,
 net.......................    645,859    2,184,527    3,032,223
                            ----------  -----------  -----------
Other assets, net..........    284,867      642,507      667,687
                            ----------  -----------  -----------
                            $6,114,331  $15,925,011  $23,169,506
                            ==========  ===========  ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............ $  606,773  $    45,587  $    33,672
  Accounts payable.........    235,047    1,352,225    1,378,611
  Payables to related par-
   ties....................    304,789      118,120       90,013
  Accrued wages............    229,269      302,069      875,524
  Accrued income taxes.....    499,254      222,570      334,304
  Other accrued liabili-
   ties....................     95,976      101,069      164,394
  Accrued litigation set-
   tlement (Note 9)........          0    1,832,000    1,758,837
                            ----------  -----------  -----------
    Total current liabili-
     ties..................  1,971,108    3,973,640    4,635,355
                            ----------  -----------  -----------
Long term debt, net of un-
 amortized discount of
 $437,061, $344,861, and
 $328,686, respectively....    562,939    8,650,069   13,591,392
                            ----------  -----------  -----------
Deferred income taxes......      7,000        7,000            0
                            ----------  -----------  -----------
Other liabilities (Note
 9)........................          0      368,000      138,000
                            ----------  -----------  -----------
Commitments and contingen-
 cies (Note 9)
Warrants with redemption
 feature (Note 5)..........    461,000      493,181      911,299
                            ----------  -----------  -----------
Stockholders' equity:
  Preferred stock, $.01 par
   value, 1,000,000 shares
   authorized, none is-
   sued....................          0            0            0
  Common stock, $.01 par
   value;         shares
   authorized, 8,988,000,
   9,257,640, and 9,257,640
   shares issued and
   outstanding in 1996,
   1997 and 1998,
   respectively............     89,880       92,576       92,576
  Additional paid in capi-
   tal.....................    587,738      851,442      851,442
  Retained earnings........  2,446,772    1,549,076    3,034,091
  Accumulated other compre-
   hensive loss............    (12,106)     (59,973)     (84,649)
                            ----------  -----------  -----------    ---------
    Total stockholders' eq-
     uity..................  3,112,284    2,433,121    3,893,460
                            ----------  -----------  -----------    ---------
                            $6,114,331  $15,925,011  $23,169,506
                            ==========  ===========  ===========    =========

   The accompanying notes are an integral part of these consolidated balance sheets.

                             CHECK INTO CASH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)

                                                               FOR THE SIX MONTHS ENDED
                            FOR THE YEAR ENDED DECEMBER 31             JUNE 30
                          -----------------------------------  -------------------------
                             1995       1996         1997         1997          1998
                          ---------- -----------  -----------  ------------ ------------
                                                                     (UNAUDITED)
Revenues:
 Store revenues.........  $3,715,056 $10,145,905  $21,058,501  $ 7,818,788  $ 21,088,692
 Other revenues.........           0     106,180      388,087      189,064       152,530
                          ---------- -----------  -----------  -----------  ------------
  Total revenues........   3,715,056  10,252,085   21,446,588    8,007,852    21,241,222
                          ---------- -----------  -----------  -----------  ------------
Store expenses:
 Salaries and benefits..     783,615   2,374,450    5,031,970    2,068,250     4,715,050
 Occupancy..............     401,322   1,017,438    2,470,382      980,536     2,505,996
 Other store expenses...     952,605   1,907,290    5,595,451    2,048,448     5,004,763
                          ---------- -----------  -----------  -----------  ------------
  Total store expenses..   2,137,542   5,299,178   13,097,803    5,097,234    12,225,809
                          ---------- -----------  -----------  -----------  ------------
General and administra-
 tive expenses:
 Legal and professional
  expense (Note 9)......      49,222     266,073    3,192,732      454,633       561,102
 Other general and ad-
  ministrative ex-
  penses................     612,075   2,306,986    5,406,352    1,948,178     4,630,223
                          ---------- -----------  -----------  -----------  ------------
  Total general and ad-
   ministrative ex-
   penses...............     661,297   2,573,059    8,599,084    2,402,811     5,191,325
                          ---------- -----------  -----------  -----------  ------------
Interest expense, net...      36,649     124,217      621,452      194,568       620,443
                          ---------- -----------  -----------  -----------  ------------
Income (loss) before in-
 come taxes.............     879,568   2,255,631     (871,751)     313,239     3,203,645
Provision for (benefit
 from) income taxes.....     346,540     515,109     (594,236)     200,636     1,082,515
                          ---------- -----------  -----------  -----------  ------------
Net income (loss).......  $  533,028 $ 1,740,522  $  (277,515) $   112,603  $  2,121,130
                          ========== ===========  ===========  ===========  ============
Other comprehensive
 loss, net of tax:
 Unrealized holding
  (losses) gain arising
  during period.........           0     (19,506)     (75,901)     (49,758)        6,690
 Income tax effect of
  unrealized holding
  losses................           0       7,400       28,034       18,908       (31,366)
                          ---------- -----------  -----------  -----------  ------------
  Other comprehensive
   loss, net of tax.....           0     (12,106)     (47,867)     (30,850)      (24,676)
                          ---------- -----------  -----------  -----------  ------------
Comprehensive income
 (loss).................  $  533,028 $ 1,728,416  $  (325,382) $    81,753  $  2,096,454
                          ========== ===========  ===========  ===========  ============
Net income (loss) per
 share (Note 2):
 Basic..................  $     0.06 $      0.19  $     (0.03) $      0.01  $       0.23
                          ========== ===========  ===========  ===========  ============
 Diluted................  $     0.06 $      0.19  $     (0.03) $      0.01  $       0.22
                          ========== ===========  ===========  ===========  ============
 Weighted average common
  shares outstanding--
  basic.................   8,988,000   8,988,000    9,123,929    8,988,000     9,257,640
                          ========== ===========  ===========  ===========  ============
 Weighted average common
  shares outstanding--
  diluted...............   8,988,000   9,060,084    9,123,929    9,475,247     9,778,397
                          ========== ===========  ===========  ===========  ============
Pro forma data (unau-
 dited) (Notes 2 and 4):
 Historical (loss) in-
  come before pro forma
  income taxes..........                          $  (871,751)              $  3,203,645
 Pro forma (benefit
  from) provision for
  income taxes..........                             (331,265)                 1,217,385
                                                  -----------               ------------
 Pro forma net (loss)
  income................                          $  (540,486)              $  1,986,260
                                                  ===========               ============
 Pro forma net (loss)
  income per share:
 Basic..................                          $                         $
                                                  ===========               ============
 Diluted................                          $                         $
                                                  ===========               ============
 Weighted average common
  shares outstanding--
  basic.................
                                                  ===========               ============
 Weighted average common
  shares outstanding--
  diluted...............
                                                  ===========               ============

 The accompanying notes are an integral part of these consolidated statements.

                             CHECK INTO CASH, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    ACCUMULATED
                            COMMON STOCK    ADDITIONAL                 OTHER
                          -----------------  PAID IN    RETAINED   COMPREHENSIVE
                           SHARES   AMOUNT   CAPITAL    EARNINGS       LOSS        TOTAL
                          --------- ------- ---------- ----------  ------------- ----------
BALANCE, DECEMBER 31,
 1994...................  8,988,000 $89,880  $      0  $  173,222    $      0    $  263,102
Net income..............          0       0         0     533,028           0       533,028
                          --------- -------  --------  ----------    --------    ----------
BALANCE, DECEMBER 31,
 1995...................  8,988,000  89,880         0     706,250           0       796,130
Net income..............          0       0         0   1,740,522           0     1,740,522
Contributions from
 stockholders...........          0       0   587,738           0           0       587,738
Unrealized loss on
 marketable securities,
 net....................          0       0         0           0     (12,106)      (12,106)
                          --------- -------  --------  ----------    --------    ----------
BALANCE, DECEMBER 31,
 1996...................  8,988,000  89,880   587,738   2,446,772     (12,106)    3,112,284
Net loss................          0       0         0    (277,515)          0      (277,515)
Accretion of warrants...          0       0         0     (32,181)          0       (32,181)
Unrealized loss on
 marketable securities,
 net....................          0       0         0           0     (47,867)      (47,867)
Issuance of common stock
 to employee............    269,640   2,696   263,704           0           0       266,400
Distribution to stock-
 holders................          0       0         0    (588,000)          0      (588,000)
                          --------- -------  --------  ----------    --------    ----------
BALANCE, DECEMBER 31,
 1997...................  9,257,640  92,576   851,442   1,549,076     (59,973)    2,433,121
Net income..............          0       0         0   2,121,130           0     2,121,130
Accretion of warrants...          0       0         0    (418,118)          0      (418,118)
Unrealized loss on
 marketable securities,
 net....................          0       0         0           0     (24,676)      (24,676)
Distribution to stock-
 holders................          0       0         0    (217,997)          0      (217,997)
                          --------- -------  --------  ----------    --------    ----------
BALANCE, JUNE 30, 1998
 (Unaudited)............  9,257,640 $92,576  $851,442  $3,034,091    $(84,649)   $3,893,460
                          ========= =======  ========  ==========    ========    ==========


 The accompanying notes are an integral part of these consolidated statements.

                             CHECK INTO CASH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   FOR THE SIX MONTHS
                            FOR THE YEAR ENDED DECEMBER 31            ENDED JUNE 30
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income (loss)......  $   533,028  $ 1,740,522  $  (277,515) $   112,603  $ 2,121,130
 Adjustments to
  reconcile net income
  (loss) to net cash
  (used in) provided by
  operating activities:
  Depreciation and
   amortization.........       51,096      140,136      990,073      268,847      776,325
  Deferred income tax
   (benefit) provision..       (4,000)     (12,000)    (827,565)           0      708,131
  Compensation expense
   related to issuance
   of common stock......            0            0      266,400            0            0
  Changes in operating
   assets and
   liabilities:
   Held checks, net.....   (1,467,064)  (1,544,115)  (6,380,532)  (1,533,557)  (5,272,168)
   Prepaid expenses.....         (638)     (31,908)    (132,233)    (106,132)    (648,025)
   Other assets.........      (48,101)     (31,868)    (282,944)    (174,007)     117,282
   Accounts payable.....       31,492      191,833    1,109,677      224,787       26,385
   Accrued liabilities..      385,480      356,737    2,001,209     (193,683)     445,352
                          -----------  -----------  -----------  -----------  -----------
    Net cash (used in)
     provided by
     operating
     activities.........     (518,707)     809,337   (3,533,430)  (1,401,142)  (1,725,588)
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Purchases of property
  and equipment.........     (279,260)    (475,020)  (2,363,876)  (1,185,373)  (1,517,380)
 Investment in market-
  able securities.......            0     (176,571)           0            0            0
                          -----------  -----------  -----------  -----------  -----------
    Net cash used in
     investing
     activities.........     (279,260)    (651,591)  (2,363,876)  (1,185,373)  (1,517,380)
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Proceeds from
  borrowings............      588,559    1,086,159    8,049,059    4,046,112    5,108,308
 Principal payments on
  borrowings............            0      (67,945)    (615,315)    (615,315)    (225,000)
 Debt issuance costs....            0     (220,000)    (428,000)     (46,689)           0
 Capital contributions..            0      587,738            0            0            0
 Distributions to stock-
  holders...............            0            0     (588,000)    (588,000)    (217,997)
 Borrowings from (pay-
  ments to) related par-
  ties, net.............      447,767     (859,318)    (367,725)     (71,756)    (290,259)
                          -----------  -----------  -----------  -----------  -----------
    Net cash provided by
     financing
     activities.........    1,036,326      526,634    6,050,019    2,724,352    4,375,052
                          -----------  -----------  -----------  -----------  -----------
Net increase in cash....      238,359      684,380      152,713      137,837    1,132,084
Cash, beginning of
 year...................       74,473      312,832      997,212      997,212    1,149,925
                          -----------  -----------  -----------  -----------  -----------
Cash, end of year.......  $   312,832  $   997,212  $ 1,149,925  $ 1,135,049  $ 2,282,009
                          ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  year for:
  Interest..............  $    24,765  $   129,787  $   528,648  $   223,078  $   717,090
                          ===========  ===========  ===========  ===========  ===========
  Income taxes..........  $    45,197  $   347,040  $   402,779  $   487,250  $   290,589
                          ===========  ===========  ===========  ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                             CHECK INTO CASH, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (INFORMATION AS OF JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. ORGANIZATION AND BUSINESS ACTIVITIES

  As of December 31, 1997, Check Into Cash, Inc. and subsidiaries (the "Company") operates 176 retail stores in twelve states across the United States. These retail stores advance cash against their customers' personal checks and hold the checks until they are redeemed by the customers or until the holding period, which is typically 14 to 17 days, has expired. In exchange for its service, the Company receives a fee ranging from approximately 11.5% to 18.5% of the face amount of the check.

  In June 1993, the Company commenced its operations in Tennessee as Creditcorp of Tennessee, Inc. ("Creditcorp"). During 1995, Creditcorp created three wholly-owned subsidiaries for the purpose of opening and operating stores in Kentucky, Illinois and Indiana. On January 1, 1996, Creditcorp distributed its interest in the three subsidiaries to its principal shareholder. During 1996, these companies, along with additional companies organized in 1996 to open and operate new stores in Wisconsin, Ohio and Iowa, existed as stand-alone entities with common majority ownership in each. On January 1, 1997, the majority shareholders merged these companies and exchanged their equity interests for common stock in the newly created Check Into Cash, Inc. During 1997, Check Into Cash, Inc. organized five new subsidiaries to open and operate locations in North Carolina, California, Missouri, Nebraska and Washington.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The accompanying consolidated financial statements of Check Into Cash, Inc. include the accounts of its wholly-owned subsidiaries, including six S corporations, six limited liability companies, and two C corporations. The 1997 merger described in Note 1 has been reflected retroactively in a manner similar to a pooling-of-interests transaction. All material intercompany transactions and balances have been eliminated.

 Risks and Uncertainties

  The Company's business is regulated by state laws and regulations in each state in which it operates, including those governing consumer protection and, in some cases, lending practices (such as truth-in-lending and state usury laws), which are subject to change. These laws and regulations, among other things, establish licensing requirements, regulate the Company's credit approval and application procedures, establish maximum fees and late charges, require specified disclosures to customers, and govern collection practices. Any adverse change in or interpretation of existing laws or regulations or the failure to comply with any such laws and regulations could result in fines, class-action litigation, or interruption or cessation of certain business activities of the Company. Any of these events could have a material adverse effect on the Company's business. In addition, there can be no assurance that amendments to such laws and regulations or new or more restrictive laws or regulations or interpretations thereof will not be adopted in the future which may make compliance more difficult or expensive, further limit or restrict fees and other charges, curtail the current operations of the Company, restrict the Company's ability to expand its operations or otherwise materially adversely affect the business or prospects of the Company.

 Uses of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, although, in the opinion of the Company's management, such differences would not be significant.

                             CHECK INTO CASH, INC.

 Unaudited Interim Financial Information

  The accompanying consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results that may be expected for a full year.

 Revenue Recognition

  The Company recognizes revenue when cash is advanced to the customer. Recognized revenue represents the Company's fee on the face amount of held checks. An allowance for uncollectible checks is estimated and recorded based on the Company's historical bad debt experience.

 Marketable Securities

  All marketable securities are classified as available-for-sale and are available to support current operations. These securities are stated at their estimated fair value based upon quoted market prices. Unrealized gains and losses, net of tax, are computed on the basis of specific identification and are included as a component of accumulated other comprehensive income (loss) in stockholders' equity. Realized gains, realized losses, and declines in value, judged to be other-than-temporary, are included in other income (expense).

 Property and Equipment

  Property and equipment are stated at cost. Expenditures, which materially increase useful lives, are capitalized and ordinary maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, their cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in income. Depreciation is provided for using accelerated methods over the estimated useful life of the asset. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation expense was $51,096, $116,197 and $825,208 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Property and equipment at December 31, 1996 and 1997, consisted of the following:

                                      1996        1997        USEFUL LIVES
                                    ---------  ----------  -------------------
   Furniture and fixtures.......... $ 175,403  $  456,939      Seven years
   Computer and processing equip-
    ment...........................   162,179     925,722  Three to five years
   Leasehold improvements..........   480,799   1,799,596      Lease term
                                    ---------  ----------
                                      818,381   3,182,257
   Accumulated depreciation........  (172,522)   (997,730)
                                    ---------  ----------
                                    $ 645,859  $2,184,527
                                    =========  ==========

 Deferred Loan Costs

  Included in other assets in the accompanying consolidated balance sheets are deferred loan costs of approximately $220,000 and $428,000 for 1996 and 1997, respectively. Such costs consist of fees and other expenses incurred in connection with the Company entering into certain debt agreements (Note 3). These amounts are being amortized over the term of the related financing agreements. Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $0, $0 and $72,665.

                             CHECK INTO CASH, INC.

 Long-Lived Assets

  The Company periodically reviews the values assigned to long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identified and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

 Advertising

  The Company expenses all advertising costs as incurred. The Company incurred and expensed advertising costs of $474,622, $617,272 and $1,968,513 during the years ended December 31, 1995, 1996 and 1997, respectively.

 Store Opening Costs

  Store opening costs, including advertising, payroll, legal, travel, training, and small equipment costs, are expensed as incurred.

 Income Taxes

  Except for two of the Company's wholly-owned subsidiaries, the taxable income or loss of all subsidiaries included in the consolidated financial statements of the Company, is reported by the owners/members on their respective individual income tax returns.

  Creditcorp of Tennessee, Inc. and Check Into Cash Holdings, Inc., account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets or liabilities are computed based on the differences in financial statement and income tax bases of assets and liabilities using the enacted tax rate.

  Effective January 1, 1998, Creditcorp elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As such, the taxable income or loss of Creditcorp after January 1, 1998 will be included in the tax return of the shareholders for federal income tax purposes (Note 4).

  Prior to the proposed initial public offering (the "Offering") of its common stock as discussed in Note 11, the Company will convert from an S corporation to a C corporation (Note 4). Proceeds of the Offering will be used to fund a distribution of approximately $3,900,000 in previously undistributed S corporation earnings on which the shareholders have paid taxes.

 Net Income (Loss) Per Share

  Effective January 1, 1998, the Company adopted the requirements of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Basic earnings (loss) per share is based on the weighted average number of shares outstanding. Diluted earnings (loss) per share is based on the weighted average number of shares outstanding and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options and warrants (using the treasury stock method). All common stock equivalents have been excluded for the year ended December 31, 1997 due to their antidilutive effect. The difference in basic and diluted earnings per share for the year ended December 31, 1996 was due to the assumed conversion of 487,247 warrants (Note 5).

                             CHECK INTO CASH, INC.

  Unaudited pro forma net income (loss) per share was calculated by dividing pro forma net income (loss) by the weighted average number of shares outstanding for the periods presented after giving effect to the number of shares that would be required to fund the $3,900,000 S corporation distribution.

 Fair Value of Financial Instruments

The carrying values of cash, held checks and other receivables, trade accounts payable, and other accruals approximate their fair values principally because of the short-term nature of these instruments. The carrying value of the Company's long-term debt approximates its fair value based on the current rates offered to the Company for debt of similar terms and maturities.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted SFAS No. 130 effective January 1, 1998. All prior periods have been restated to report and present comprehensive income and its components.

3. LONG-TERM DEBT

  Long-term debt consisted of the following at December 31, 1996 and 1997:

                                                            1996        1997
                                                         ----------  ----------
   Line of credit, due November 2001.................... $1,000,000  $3,500,000
   Line of credit with bank, due October 2000...........          0   5,494,930
   8.25% note payable to bank, repaid during 1997.......    585,614           0
   Other notes payable..................................     21,159      45,587
                                                         ----------  ----------
                                                          1,606,773   9,040,517
   Less current portion.................................   (606,773)    (45,587)
                                                         ----------  ----------
                                                          1,000,000   8,994,930
   Less original issue discount.........................   (437,061)   (344,861)
                                                         ----------  ----------
                                                         $  562,939  $8,650,069
                                                         ==========  ==========

  In November 1996, the Company entered into a $3,500,000 credit agreement with Sirrom Capital Corporation ("Sirrom") which matures November 2001 (the "Sirrom Credit Agreement"). Borrowings under this line of credit bear interest at 14% and are secured by substantially all assets of the Company and all common shares of the principal stockholders. In connection with the Sirrom Credit Agreement, the Company issued warrants to Sirrom to purchase 487,247 shares of the Company's common stock (Note 5). Upon their issuance, the value of these warrants was determined to be approximately $461,000 based on the relative fair value of the warrants to the line of credit. A corresponding amount of the loan proceeds has been allocated to the warrants and has been accounted for as debt discount and warrants with redemption feature in the accompanying consolidated balance sheet.

  In June 1997, the Company entered into a revolving credit facility with a bank (the "Credit Facility"). The Credit Facility is available to the Company up to $11,500,000, or such lesser amount as is determined to be available under the terms of the credit facility, and matures October 2000. Through December 31, 1997, the availability of credit under the Credit Facility is determined based on two and one-half times the Company's earnings before interest, taxes, depreciation, and amortization for the last twelve months. After December 31,

                             CHECK INTO CASH, INC.

1997, the availability of credit is determined based on two times the Company's earnings before interest, taxes, depreciation, and amortization for the last twelve months.

  Borrowings outstanding under the Credit Facility bear interest at a variable rate (8.97% at December 31, 1997) based on LIBOR plus a rate margin that fluctuates on the basis of the Company's leverage ratio. The maximum rate margin is 3%.

  Among other restrictions, the Credit Facility contains covenants relating to tangible net worth, leverage ratio, and ratio of held checks to indebtedness, as defined in the agreement. The Credit Facility is secured by substantially all of the Company's assets and is guaranteed by all of the Company's subsidiaries and by the Company's principal stockholder.

  At December 31, 1997, aggregate maturities of long-term debt are as follows:

            1998.............................. $   45,587
            1999..............................          0
            2000..............................  5,494,930
            2001..............................  3,500,000
                                               ----------
                                               $9,040,517
                                               ==========

  On June 26, 1998, the Company entered into an amendment to its credit agreement with Sirrom which allows the Company to borrow up to an additional $3,500,000 through 2003. Borrowings under this amended agreement are made in increments of no less than $250,000 and bear interest at 14%. In connection with this amended agreement, the Company issued warrants to purchase .25% (on a pro rata basis, determined by each draw) of the fully diluted outstanding common stock at $.01 per share beginning October 15, 1998 if borrowings are then outstanding. The full .25% will be earned on January 21, 1999 if any portion of the loan is still outstanding at that date. If any portion of the loan remains outstanding on June 26, 1999, the warrant will increase to 1.5% of the fully diluted common stock then outstanding. On June 26, 2001, if borrowings remain outstanding, additional shares will accrue at the rate of
 .25% per year until maturity. Sirrom has the option to require the Company to redeem the warrants for a period of 60 days after the maturity of the line of credit, at a purchase price equal to fair market value, as defined.

4. INCOME TAXES

  Taxable income or loss of all companies, except for Creditcorp of Tennessee, Inc. and Check Into Cash Holdings, Inc., is reported by the owners/members on their respective individual income tax returns. Accordingly, no provision for income taxes is recorded in the accompanying consolidated statement of income for these companies.

  The following is a reconciliation of income taxes at the federal statutory rate to income taxes recorded by the Company for the years ended December 31, 1995, 1996 and 1997:

                                                 1995      1996       1997
                                               --------  ---------  ---------
   Income tax provision (benefit) computed at
    the federal statutory rate...............  $299,053  $ 766,915  $(296,395)
   Effect of income or loss of nontaxable
    subsidiaries.............................   (33,831)  (309,727)  (261,872)
   State income tax provision (benefit) of
    taxable
    subsidiaries, net of federal income tax
    benefit..................................    54,815     53,248    (71,078)
   Other, net................................    26,503      4,673     35,109
                                               --------  ---------  ---------
                                               $346,540  $ 515,109  $(594,236)
                                               ========  =========  =========

                             CHECK INTO CASH, INC.

  Deferred income tax assets and liabilities for 1996 and 1997 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                                1996     1997
                                                               ------- --------
     Deferred tax assets:
       Allowance for uncollectible checks..................... $23,000 $ 13,744
       Accrued litigation settlement..........................       0  836,000
       Other..................................................   7,400   36,255
                                                               ------- --------
         Deferred tax assets..................................  30,400  885,999
     Deferred tax liability:
       Depreciation...........................................   7,000    7,000
                                                               ------- --------
         Net deferred tax assets.............................. $23,400 $878,999
                                                               ======= ========

  As discussed in Note 2, effective January 1, 1998, Creditcorp elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As such, the taxable income or losses of Creditcorp will be included in the individual tax returns of the Company's stockholders for federal income tax purposes. On January 1, 1998, in connection with this election, the Company eliminated $708,580 of previously recognized net deferred federal tax benefits.

  As discussed in Note 2, in connection with the Offering, the Company will convert from an S corporation to a C corporation. Following the Offering, the Company will make a distribution to its current stockholders to pay income taxes, the amount of which is not presently determinable, on earnings for the period from January 1, 1998 through the date of the termination of S corporation status. Additionally, proceeds of approximately $3,900,000 from the Offering will be used to fund a distribution of previously undistributed S corporation earnings on which the stockholders have paid taxes.

  Upon conversion to C corporation status, the Company will record deferred taxes for which it will be responsible. If the S corporation status had been terminated as of June 30, 1998, the Company would have recorded the following pro forma net deferred tax asset:

     Deferred tax assets:
       Depreciation................................................... $256,000
       Allowance for uncollectible checks.............................  100,700
                                                                       --------
         Deferred tax assets..........................................  356,700
     Deferred tax liability:
       Deferred revenue...............................................  190,700
                                                                       --------
         Net pro forma deferred tax asset............................. $166,000
                                                                       ========

  The accompanying financial statements reflect a provision for (benefit from) income taxes on a pro forma basis as if the Company were a taxable corporate entity throughout the periods presented. The difference between the federal statutory income tax rate and the Company's pro forma effective tax rate results from state income taxes, net of the federal income tax benefit.

                             CHECK INTO CASH, INC.

5. WARRANTS WITH REDEMPTION FEATURE

  In connection with the issuance of the Sirrom Credit Agreement (Note 3), the Company issued warrants to purchase 487,247 shares of common stock. In the event that the Sirrom Credit Agreement remains outstanding on November 8, 1999, Sirrom will receive an additional 51,561 shares of common stock; if the Sirrom Note remains outstanding on November 8, 2000, Sirrom will receive an additional 52,115 shares of common stock, at an exercise price of $0.01 per percentage of ownership. As discussed in Note 3, the value assigned to these warrants was $461,000.

  Sirrom has the option to require the Company to redeem the warrants for a period of 30 days prior to the expiration of the Sirrom Note in November 2001, at a purchase price equal to fair market value, as defined. Upon completion of an initial public offering by the Company, the redemption right terminates. Accordingly, in periods prior to an initial public offering, the Company has accounted for the warrants as temporary equity under EITF 88-9, "Put Warrants." The excess of the redemption value over the carrying value is being accrued by periodic charges to retained earnings over the redemption period. This accrual amounted to $32,181 and $418,118 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. Upon the completion of an initial public offering, the value of the warrants will be transferred to permanent equity.

6. STOCKHOLDERS' EQUITY

 Common Stock

  The holders of common stock shall be entitled to one vote for each share of such stock held by such holder. The holders of common stock are entitled to participate share for share in and cash or stock dividend and to receive pro rata the net assets of the Corporation upon liquidation.

  During 1997, the Company amended its Articles of Incorporation and increased the number of authorized shares of common stock to 5,000,000 shares. The Company's board of directors approved a 1,000-for-1 split of its common stock in the form of a stock dividend to stockholders of record as of May 12, 1997. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated as appropriate to give effect to the split for all periods presented.

  On January 10, 1997 and August 1, 1997, the Company's board of directors granted 89,880 and 179,760 shares, respectively, of common stock to a Company officer under the Company's long-term incentive plan (Note 7).

 Preferred Stock

  During 1997, the Board of Directors approved the authorization of 1,000,000 shares of preferred stock with $.01 par value per share. The preferred stock may be of one or more classes or series thereof, as determined by the Board of Directors with each class having the voting powers, preferences and other rights as determined by the Board of Directors. At December 31, 1997, no shares of preferred stock were issued and outstanding.

                             CHECK INTO CASH, INC.

 Unaudited Pro Forma Stockholders' Equity

  Unaudited pro forma stockholders' equity at June 30, 1998 assumes the distribution of $3.9 million of previously undistributed S corporation earnings, the Company's conversion from an S corporation to a C corporation, and the termination of the redemption rights under the warrants with redemption feature.

7. LONG-TERM INCENTIVE PLAN

  In 1997, the Company's board of directors approved a long-term incentive plan for employees (the "Incentive Plan"). At the discretion of the board of directors, awards of stock, stock options, or other stock rights may be granted to employees, officers, directors, or consultants. Such awards are intended to constitute qualified performance-based compensation under Internal Revenue Code Section 162(m).

  On January 10, 1997 and August 1, 1997, the Company issued 89,880 and 179,760 shares, respectively, of common stock to an officer of the Company. Based on the estimated fair value at the dates of grant, the Company recorded $266,400 of compensation expense related to this stock issuance.

  On August 1, 1997, the Company granted 55,359 stock options to an employee. These options vest over three years and expire after ten years. All options will immediately vest upon the completion of the initial public offering.

  Although the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," during 1997, it elected to continue to account for compensation expense for stock options granted under its Incentive Plan under APB No. 25. Accordingly, no compensation expense has been recognized for the Company's stock option grant since the options have an exercise price in excess of the market value at the date of grant.

  For FASB No. 123 purposes, the fair value of the Company's stock option grant during the year ended December 31, 1997 has been estimated as of the date of grant using the minimum-value option-pricing model with the following assumptions: risk-free interest rate of 6.06%, expected dividend yield of 0%, and expected life of 5 years. There were no stock options issued or outstanding during 1995 and 1996.

  The following table summarizes the stock option transactions under the Incentive Plan:

                                                   SHARES UNDER WEIGHTED AVERAGE
                                                      OPTION     EXERCISE PRICE
                                                   ------------ ----------------
     Outstanding at December 31, 1996.............         0             0
     Granted......................................    55,359         $1.81
                                                      ------         -----
     Outstanding at December 31, 1997.............    55,359         $1.81
                                                      ======         =====

  At December 31, 1997, the options had a remaining contractual life of 9.6 years. None of the options were exercisable as of December 31, 1997. The weighted average fair value of the options granted during the year ended December 31, 1997 was $0.99.

  On May 1, 1998, the Company granted 308,985 stock options to two officers of the Company. These options vest over three years and expire after ten years. Upon the completion of the initial public offering, 57,299 of these options will immediately vest.

                             CHECK INTO CASH, INC.

8. RELATED PARTY TRANSACTIONS

  The Company leases certain office space from other entities affiliated with the Company by common ownership. Rental expense on these leases amounted to $32,200, $56,400, and $144,060 for the years ended December 31, 1995, 1996, and 1997.

  Jones Management Services, LLC provides executive management and advisory services to certain entities owned by the principal owner. Fees for these services totaled $0, $106,180, and $388,087 for the years ended December 31, 1995, 1996, and 1997, respectively, and are included in revenues in the consolidated statements of operations.

  The Company leases an aircraft from a company affiliated with the Company by common ownership. Aircraft expenses for the years ended December 31, 1995, 1996, and 1997 totaled $0, $232,281, and $294,509, respectively.

9. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases certain facilities under operating leases. Lease terms generally cover periods from three to five years. The following summarizes the future minimum lease payments under operating lease obligations:

            1998.............................. $2,026,217
            1999..............................  1,693,223
            2000..............................  1,070,557
            2001..............................    420,621
            2002..............................    251,388
            2003 and thereafter...............    205,180

 Contingencies

  On April 3, 1996, a class action lawsuit was filed against Creditcorp of Tennessee, Inc. and W. Allan Jones, Jr., individually, in the Circuit Court for Bradley County, Tennessee. These lawsuits, which alleged common law fraud as well as violations of the Federal Truth in Lending Act, the Tennessee usury statute, and the Tennessee Consumer Protection Act, sought injunctive relief and money damages.

  In May 1997, the State of Tennessee enacted legislation, the Deferred Presentation Services Act, which specifically stated that the fee charged by Creditcorp of Tennessee, Inc. is to be characterized as a fee for service, not interest, and that the transaction was not a loan, but a deferred presentation transaction. This law, had it been in effect prior to the litigation, would have negated such a cause against the Company.

  On January 21, 1998, pursuant to a settlement reached in September 1997 by the parties, the court issued a final judgment and order of settlement, which became final on February 20, 1998. The total obligation of Creditcorp of Tennessee, Inc. under this settlement was $2,200,000 payable as follows:

            February 19, 1998................. $  303,000
            September 30, 1998................    199,000
            October 30, 1998..................  1,330,000
            January 15, 1999..................    230,000
            January 15, 2000..................    138,000

                             CHECK INTO CASH, INC.

  The current portion of this obligation has been included in accrued liabilities and the non-current portion as other liabilities in the accompanying financial statements.

  On July 9, 1998, representative plaintiffs filed a motion alleging that the Company collected and continues to collect money from class members for transactions which occurred prior to October 1, 1997, and that such collections violate the judgment and orders of the Court. The Company does not believe that the motion will result in a material liability to the Company and intends to vigorously defend against it.

  On April 28, 1998, a class action lawsuit was filed against Check Into Cash of Kentucky, LLC, a wholly owned subsidiary of the Company (the "Subsidiary") and W. Allan Jones, Jr. in the United States District Court of Eastern Kentucky. The lawsuit claims violations of the Federal Truth in Lending Act ("TILA"), the Kentucky Disclosure of Finance Charge on Installment Credit Transaction Act, the Kentucky usury statute, the Kentucky Consumers Loans Act, the Kentucky Consumer Protection Act and the RICO Act. The Subsidiary and Mr. Jones have requested the Court to dismiss all counts for failure to state a claim and for lack of personal jurisdiction over Mr. Jones. The Subsidiary has asserted its licensure under the Kentucky Check Cashing Act as a complete defense. As of this date, this suit is in its preliminary stage of litigation. The Company believes the suit to be without merit and intends to defend it vigorously.

10. DEFINED CONTRIBUTION PLAN

  The Company has a defined contribution plan covering all eligible full-time employees. Eligible participants may contribute up to 15% of their salary and receive a 50% matching employer contribution up to 6% of their salary. Under the terms of the plan, the Company may also make discretionary profit-sharing contributions. Company matching to the plan for the years ended December 31, 1995, 1996, and 1997 was approximately $3,496, $6,000, and $25,044. During
1995, 1996, and 1997, no discretionary profit-sharing contributions were made by the Company.

11. INITIAL PUBLIC OFFERING

  In the third quarter of 1998, the Company plans to sell approximately
shares of common stock at an estimated initial public offering price of $   -
$   per share in an initial public offering. There can be no assurance, however, that the initial public offering will be completed at a per share price within the estimated range or completed at all.

  In contemplation of the initial public offering, the Company effected a 7.49-for-1 stock split (in the form of a stock dividend) resulting in 9,257,640 shares of common stock outstanding. All amounts in the accompanying financial statements have been retroactively adjusted to give effect to this stock split.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY UNDERWRITER OR THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Prior S Corporation Status...............................................  14
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial and Operating Data.......................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30
Management...............................................................  40
Certain Transactions.....................................................  46
Principal and Selling Stockholders.......................................  48
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  52
Underwriting.............................................................  54
Legal Matters............................................................  55
Experts..................................................................  55
Available Information....................................................  55
Index to Financial Statements............................................ F-1

  UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBU-TION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      SHARES

                                    [LOGO]

                             CHECK INTO CASH, INC.

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                               CIBC OPPENHEIMER

                              J.C. BRADFORD & CO.

                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

     SEC registration fee............................................. $ 14,750
     NASD filing fee..................................................    5,500
     Accounting fees and expenses*....................................  250,000
     Nasdaq National Market listing fee...............................   84,875
     Legal fees and expenses*.........................................  300,000
     Printing and engraving expenses*.................................  150,000
     Blue Sky fees and expenses*......................................   10,000
     Transfer agent and registrar fees and expenses*..................   15,000
     Miscellaneous*...................................................   19,875
                                                                       --------
       Total*......................................................... $850,000
                                                                       ========

--------
* Estimated solely for the purposes of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145(a) of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

  Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  As permitted by Section 102(b)(7) of the DGCL, the Company's Restated Certificate of Incorporation ("Certificate"), provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

  The Company's Restated Bylaws ("Bylaws") require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer or employee of the Company, or that being such a director, officer or employee he is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

  In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or that being such a director, officer or employee he is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in the Bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

  The Company maintains policies of directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On November 8, 1996, the Company issued to Sirrom warrants to purchase 486,768 shares of Common Stock in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

  On January 1, 1997, the Company issued and sold 7,415,000 shares of Common Stock in exchange for the shares of Creditcorp, Inc. and member interests in Creditcorp of Kentucky, LLC, Creditcorp of Indiana, LLC and Creditcorp of Wisconsin, LLC in a transaction exempt from registration under the Securities Act pursuant to Rule 505 of Regulation D. The shares of Common Stock were offered to and purchased by a limited number of accredited investors, including certain directors and executive officers of the Company.

  On January 10, 1997, the Company issued 89,880 shares of restricted Common Stock to Steve Scoggins, an executive officer and director of the Company, in a transaction exempt from registration under the Securities Act pursuant to
Section 4(2) of the Securities Act.

  On March 31, 1997, the Company issued and sold 749,000 shares of Common Stock in exchange for the member interests in Check Into Cash of Ohio, LLC in a transaction exempt from registration under the Securities Act pursuant to Rule 505 of Regulation D. The shares of Common Stock were offered to and purchased by a limited number of accredited investors, including certain directors and executive officers of the Company.

  On May 2, 1997, the Company issued 14,980 shares of restricted Common Stock to Steve Scoggins, an executive officer and director of the Company, in a transaction exempt from registration under the Securities Act pursuant to
Section 4(2) of the Securities Act. The shares were canceled as of July 1, 1997.

  On May 31, 1997, the Company issued and sold 749,000 shares of Common Stock in exchange for the member interests in Creditcorp of Illinois, LLC in a transaction exempt from registration under the Securities Act pursuant to Rule 505 of Regulation D. The shares of Common Stock were offered to and purchased by a limited number of accredited investors, including certain directors and executive officers of the Company.

  On August 1, 1997, the Company issued 179,760 shares of Common Stock to Steve Scoggins, an executive officer and director of the Company, in a transaction exempt from registration under the Securities Act pursuant to
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as a part of this Registration
Statement:

  1     Underwriting Agreement*
  3.1   Restated Certificate of Incorporation of Check Into Cash, Inc.*
  3.2   Restated Bylaws of Check Into Cash, Inc.*
  5     Opinion of Alston & Bird LLP*
 10.1   Check Into Cash, Inc. Amended and Restated 1997 Long-Term Incentive
        Plan, dated as of May 1, 1998
 10.2   Loan Agreement, dated as of June 2, 1997, by and between Check Into
        Cash, Inc. and NationsBank of Tennessee, N.A., as amended
 10.3   Amended and Restated Loan Agreement, dated as of February 28, 1997, by and between Check Into Cash, Inc. and Sirrom Capital Corporation
 10.4.1 Amended and Restated Stock Purchase Warrant, dated February 28, 1997, by and between Check into Cash, Inc. and Sirrom Capital Corporation
 10.4.2 Stock Purchase Warrant, dated June 26, 1998, by and between Check Into
        Cash, Inc. to Sirrom Capital Corporation
 10.5   Aircraft Lease, dated as of November 14, 1997, by and between Jones
        Airways, LLC and Check Into Cash, Inc.
 10.6.1 Employment Agreement, dated as of July 3, 1997, by and between Check
        Into Cash, Inc. and Steve Scoggins
 10.6.2 Employment, Confidentiality and Non-Competition Agreement, dated as of
        August 1, 1997, by and between Check Into Cash, Inc. and Ed Ryan.
 10.6.3 Employment Agreement, dated as of April 28, 1998, by and among Check
        Into Cash, Inc., W. Allan Jones Jr. and J. Samuel Choate, Jr.
 10.6.4 Employment, Confidentiality and Non-Competition Agreement, dated as of
        May 1, 1998, by and between Check Into Cash, Inc. and Frederick Krosner
 21     Subsidiaries of the Registrant
 23.1   Consent of Alston & Bird LLP (Included in Exhibit 5)
 23.2   Form of Consent of Arthur Andersen LLP
 24     Power of Attorney (included in Part II of the Registration Statement)
 27     Financial Data Schedule

--------
* To be filed by amendment

  (b) The following Financial Statement Schedules of Check Into Cash, Inc. are included in this Registration Statement:

     Report of Independent Public Accountants............................... S-1
     Schedule II--Valuation and Qualifying Accounts......................... S-2

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF TENNESSEE, ON THE 31ST DAY OF JULY, 1998.

                                          CHECK INTO CASH, INC.

                                                  /s/ W. Allan Jones, Jr.
                                          By: _________________________________
                                                    W. ALLAN JONES, JR.
                                                  CHAIRMAN OF THE BOARD,
                                                CHIEF EXECUTIVE OFFICER AND
                                                         DIRECTOR

                               POWER OF ATTORNEY

  Know All Men By These Presents, that each person whose signature appears below constitutes and appoints W. Allan Jones, Jr. and J. Samuel Choate, Jr., or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 31, 1998.

              SIGNATURE                                     TITLE
              ---------                                     -----

       /s/ W. Allan Jones, Jr.         Chairman of the Board, Chief Executive Officer
______________________________________  and Director (Principal Executive Officer)
         W. ALLAN JONES, JR.

        /s/ Steve M. Scoggins          President and Director
______________________________________
          STEVE M. SCOGGINS

        /s/ Frederick Krosner          Executive Vice President, Treasurer and
______________________________________  Controller, and Director (Principal Financial
          FREDERICK KROSNER             and Accounting Officer)


After the stock split discussed in Note 11 to Check into Cash, Inc.'s consolidated financial statements is affected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
July 9, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Check into Cash, Inc.:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Check Into Cash, Inc. included in
this registration statement and have issued our report thereon dated    ,
1998. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                             CHECK INTO CASH, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                         ADDITIONS
                                      ----------------
                           BALANCE AT CHARGED TO       WRITE OFFS,  BALANCE AT
                           BEGINNING  COSTS AND          NET OF       END OF
                           OF PERIOD   EXPENSES  OTHER RECOVERIES     PERIOD
                           ---------- ---------- ----- -----------  ----------
Year ended 12/31/97
Allowance for uncollecti-
 ble checks...............  $135,000  $1,196,469   --  $(1,076,469)  $255,000
Year ended 12/31/96
Allowance for uncollecti-
 ble checks...............    53,762     438,551   --     (357,313)   135,000
Year ended 12/31/95
Allowance for uncollecti-
 ble checks...............    11,631     113,931   --      (71,800)    53,762

                                 EXHIBIT INDEX

  (a) The following exhibits are filed as a part of this Registration
Statement:

  1     Underwriting Agreement*
  3.1   Restated Certificate of Incorporation of Check Into Cash, Inc.*
  3.2   Restated Bylaws of Check Into Cash, Inc.*
  5     Opinion of Alston & Bird LLP*
 10.1   Check Into Cash, Inc. Amended and Restated 1997 Long-Term Incentive
        Plan, dated as of May 1, 1998
 10.2   Loan Agreement, dated as of June 2, 1997, by and between Check Into
        Cash, Inc. and NationsBank of Tennessee, N.A., as amended
 10.3   Amended and Restated Loan Agreement, dated as of February 28, 1997, by and between Check Into Cash, Inc. and Sirrom Capital Corporation
 10.4.1 Amended and Restated Stock Purchase Warrant, dated February 28, 1997, by and between Check into Cash, Inc. and Sirrom Capital Corporation
 10.4.2 Stock Purchase Warrant, dated June 26, 1998, by and between Check Into
        Cash, Inc. to Sirrom Capital Corporation
 10.5   Aircraft Lease, dated as of November 14, 1997, by and between Jones
        Airways, LLC and Check Into Cash, Inc.
 10.6.1 Employment Agreement, dated as of July 3, 1997, by and between Check
        Into Cash, Inc. and Steve Scoggins
 10.6.2 Employment, Confidentiality and Non-Competition Agreement, dated as of
        August 1, 1997, by and between Check Into Cash, Inc. and Ed Ryan.
 10.6.3 Employment Agreement, dated as of April 28, 1998, by and among Check
        Into Cash, Inc., W. Allan Jones Jr. and J. Samuel Choate, Jr.
 10.6.4 Employment, Confidentiality and Non-Competition Agreement, dated as of
        May 1, 1998, by and between Check Into Cash, Inc. and Frederick Krosner
 21     Subsidiaries of the Registrant
 23.1   Consent of Alston & Bird LLP (Included in Exhibit 5)
 23.2   Form of Consent of Arthur Andersen LLP
 24     Power of Attorney (included in Part II of the Registration Statement)
 27     Financial Data Schedule

--------
* To be filed by amendment

  (b) The following Financial Statement Schedules of Check Into Cash, Inc. are included in this Registration Statement:

     Report of Independent Public Accountants............................... S-1
     Schedule II--Valuation and Qualifying Accounts......................... S-2